Exhibit 10.1

ASSET PURCHASE AGREEMENT

dated as of December 31, 2008

among

KIDVILLE JWT, LLC,

KIDVILLE, INC.,

JWT KIDS INC.,

JWT IP, INC.,

and

ASH ROBINSON

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT is dated as of December 31, 2008 (this “Agreement”) among Kidville JWT, LLC, a New York limited liability Company (the “Purchaser”), Kidville, Inc., a Delaware corporation (the “Kidville”), JWT Kids, Inc., a California corporation (“JWT Kids”) and JWT IP, Inc., a California corporation (“JWT IP”) (JWT Kids and JWT IP are sometimes each hereinafter referred to as a “Seller” and collectively as, the “Sellers”), and Ash Robinson (“Robinson” and/or “Stockholder”).

RECITALS

WHEREAS, JWT Kids is engaged in operating and franchising the JW Tumbles Kid’s gym concept (the “Concept”) and JWT IP is a single purpose entity and owner of all of the Intellectual Property relating to the Concept (collectively, the “Business”); and

WHEREAS, the Purchaser desires to purchase from the Sellers and each Seller desires to sell to the Purchaser certain of the business, goodwill and underlying assets in connection with the Business, which assets are further described herein, and each Seller desires to transfer to the Purchaser and the Purchaser desires to assume from each Seller certain liabilities in connection with such assets, all upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

           ARTICLE I

CERTAIN DEFINITIONS; CONSTRUCTION

1.1   Certain Definitions.

                (a) The following terms, when used in this Agreement, shall have the respective meanings ascribed to them below:

“Action” means any claim, action, suit, inquiry, hearing, investigation or other proceeding.

“Additional Consideration” has the meaning set forth in Section 2.4(b).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such Person.  For purposes of this definition, “Control” (including, with correlative meanings, the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by Contract or credit arrangement or otherwise.

“Agreement” has the meaning set forth in the preamble hereto.

“Ancillary Agreements” means, collectively, the Bill of Sale and General Assignment, the Assumption Agreement, the Trademark Assignment, the Copyright Assignment, the Domain Name Assignment and the Non-Compete Agreements.

“Assets” has the meaning set forth in Section 2.1.

“Assigned Contracts” has the meaning set forth in Section 2.1(a).

“Assumed Liabilities” has the meaning set forth in Section 2.3(a).

“Assumption Agreement” has the meaning set forth in Section 3.2(e).

“Benefit Plan” means any Plan established or to which contributions have at any time been made by a Seller or any predecessor thereof, under which any employee, former employee or director of a Seller, or any beneficiary thereof, is covered, is eligible for coverage or has benefit rights in respect of service to a Seller.

“Bill of Sale” has the meaning set forth in Section 3.2(d).

“Board” means the Board of Directors of each Seller, respectively.

“Business” has the meaning set forth in the recitals hereto.

“Business Day” means any day other than Saturday, Sunday or any day on which banks in New York, New York are required or authorized to be closed.

“Cash Purchase Consideration” means $500,000.

“Claim Notice” means written notification pursuant to Section 9.2(a) of a Third-Party Claim as to which indemnity pursuant to Section 9.1 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third-Party Claim and for the Indemnified Party’s claim against the Indemnifying Party under Section 9.1, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of the Indemnified Party’s Losses in respect of such Third-Party Claim.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“COBRA” has the meaning set forth in Section 4.17.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Common Stock” means Kidville’s common stock, par value $0.001 per share.

“Content” means any text, images, video, audio (including music used in time relation with text, images or video), data, products, services, advertisements, promotions, links, banners, signage, applets, pointers, technology and Software.

“Contract” means any agreement, Lease, debenture, note, bond, evidence of Indebtedness, mortgage, indenture, security agreement, option or other contract or commitment (whether written or oral).

“Copyright Assignment” has the meaning set forth in Section 3.2(h).

“Dispute Notice” means a written notice provided by any party against which indemnification is sought pursuant to Section 9.1 to the effect that such party disputes its indemnification obligation under this Agreement.

“Dispute Period” means the period ending thirty calendar days following receipt by an Indemnifying Party of either a Claim Notice or an Indemnity Notice.

“Domain Name Assignment” has the meaning set forth in Section 3.2(f).

“Employees” has the meaning set forth in Section 4.18(b).

“Environment” means all air, surface water, groundwater or land (including land surface or subsurface) including all fish, wildlife and biota and all other natural resources.

“Environmental Law” means any and all Laws, Orders or Contracts with any Governmental Entity, relating to the protection of health and the Environment, worker health and safety, and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling or Release of any Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person who is or was a member of a controlled group (within the meaning of section 412(n)(6)(B) of the Code) that includes, or at any time included, a Seller or any of its respective predecessors.

“Exchange Act” has the meaning set forth in Section 4.2.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Financial Statements” has the meaning set forth in Section 4.5(a).

“Franchise Agreement” means, with respect to the Sellers, a Contract detailing the rights and obligations of a franchisor of the Concept.

 “FTC Disclosures” shall have the meaning set forth in Section 4.28(a).

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied throughout the specified period and all prior comparable periods.

“Governmental Entity” means any government or political subdivision thereof, whether foreign or domestic, federal, state, provincial, county, local, municipal or regional, or any other governmental entity, any agency, authority, department, division or instrumentality of any such government, political subdivision or other governmental entity, any court, arbitral tribunal or arbitrator, and any nongovernmental regulating body to the extent that the rules, regulations or orders of such body have the force of Law.

“Hazardous Material” means petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, lead or lead-containing materials, polychlorinated biphenyls and any other chemicals, materials, substances or wastes in any amount or concentration which are now or hereafter become defined as or included in the definition of “hazardous substances,” “hazardous materials,” “hazardous wastes,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “pollutants,” “regulated substances,” “solid wastes” or “contaminants” or words of similar import under any Environmental Law.

“Indebtedness” means, with respect to any Person:  (i) all obligations, whether or not contingent, of such Person for borrowed money (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), (ii) all obligations of such Person evidenced by notes, bonds, debentures, capitalized leases or similar instruments, (iii) all obligations of such Person representing the balance of deferred purchase price of property or services, (iv) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (v) all indebtedness created or arising under any conditional sale or other title retention Contract with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such Contract in the event of default are limited to repossession or sale of such property), (vi) all indebtedness secured by any Lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is non-recourse to the credit of such Person, and (vii) all indebtedness referred to in the immediately preceding clauses (i) through (vi) of any other Person that is guaranteed, directly or indirectly, by such Person.

“Indemnified Party” means any Person claiming indemnification under any provision of Article IX.

“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article IX.

“Indemnity and Offset Escrowed Securities” has the meaning set forth in Section 2.4(c).

“Indemnity Notice” means written notification pursuant to Section 9.2(b) of a claim for indemnification under Article IX by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of the Indemnified Party’s Losses in respect of such claim.

“Independent Accounting Firm” means (i) an independent certified public accounting firm in the United States of international recognition mutually acceptable to the Sellers and the Purchaser or (ii) if the Sellers and the Purchaser are unable to agree on such a firm, then each of the Purchaser and the Sellers shall select one such firm and those two firms shall select a third firm, which third firm shall be the “Independent Accounting Firm”.

“Intellectual Property” means:  all (i) discoveries and inventions (whether patentable or unpatentable and whether or not reduced to practice), patents, patent applications (either filed or in preparation for filing) and statutory invention registrations, including reissues, divisions, continuations, continuations in part, extensions and reexaminations thereof, all rights therein provided by international treaties or conventions, and all improvements thereto, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, and other source identifiers (whether or not registered) including all common law rights, and registrations and applications for registration (either filed or in preparation for filing) thereof, all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing, (iii) Internet Rights and all Content embodied in all World Wide Web sites and World Wide Web pages found at URLs containing such Internet Rights, (iv) all copyrightable works, copyrights (whether or not registered) and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all extensions and renewals of any of the foregoing, (v) confidential and proprietary information, trade secrets, know-how (whether patentable or unpatentable and whether or not reduced to practice), processes and techniques, and research and development information, ideas, technical data, designs, drawings and specifications, (vi) Software and Technology, (vii) coded values, formats, data (including data collected from, through or otherwise by means of the Internet Rights or the Internet) and historical or current databases, in each case whether or not copyrightable, (viii) other proprietary rights relating to any item described in the immediately preceding clauses (i) through (vii), including associated goodwill, remedies against infringements thereof and rights of protection of an interest therein under the Laws of all jurisdictions, and (ix) copies and tangible embodiments of any item described in the immediately preceding clauses (i) through (viii).

“Internet Rights” has the meaning set forth in Section 4.14(d).

“Inventory” has the meaning set forth in Section 2.1(j).

“Kidville” has the meaning set forth in the preamble hereto.

“Knowledge” means the actual or constructive knowledge after due inquiry of Robinson.

“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Entity.

“Lease” means all oral and written leases, subleases and other use and occupancy agreements (and any amendments, renewals, supplements, modifications or extensions thereto), in each case affecting or relating to real property under which either Seller is a party or to which any of its property is bound.

“Liability” means all Indebtedness, obligations and other liabilities of a Person, whether absolute, accrued, contingent, fixed or otherwise, and whether due or to become due.

“License Agreement” has the meaning set forth in Section 3.2(k).

“Lien” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, whether voluntary or involuntary (including any conditional sale Contract, title retention Contract or Contract committing to grant any of the foregoing).

“Loss” means any and all damages, fines, fees, penalties, deficiencies, losses and expenses (including all interest, court costs, fees and reasonable expenses of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment or pursuit of rights to indemnification).

“Material Adverse Effect” means any material adverse effect on the condition (financial or otherwise), operations, business, prospects, assets or results of operations of a Person.

“Non-Compete Agreements” has the meaning set forth in Section 3.2(j).

“Non-Disclosure Agreement” means that certain letter agreement dated September 24, 2008 between Kidville and the Sellers.

“Options” means all issued and outstanding options and warrants to purchase Common Stock.

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental Entity (in each case whether preliminary or final).

“Performance Escrowed Securities” has the meaning set forth in Section 2.4(d).

“Performance Goals” has the meaning set forth in Section 2.4(d).

“Permits” means all permits, licenses, franchises, exceptions, registrations, certificates, approvals, consents or other similar authorizations affecting, or relating in any way to, the Assets or the Business.

“Permitted Liens” means (i) any Lien for Taxes which are not yet due or delinquent, or which are being contested in good faith by appropriate proceedings and, if so contested, for which adequate reserves have been established in accordance with GAAP, (ii) any minor imperfection of title, easement, right of way or similar Lien as normally exists with respect to property similar in character to the property affected thereby and which, individually or in the aggregate with other such Liens, does not impair the value or marketability of the property subject to such Lien or materially interfere with the use of such property in the conduct of the Business and which does not secure obligations for borrowed money and (iii) Liens imposed by any Law, such as mechanic’s, materialman’s, landlord’s, warehouseman’s and carrier’s Liens, securing obligations incurred in the ordinary course of business consistent with past practice which are not yet overdue or which are being diligently contested in good faith by appropriate proceedings and, with respect to such obligations which are being contested, for which a Seller has established adequate reserves in accordance with GAAP.

“Person” means any individual, general or limited partnership, limited liability company, corporation, association, joint stock company, trust, estate, joint venture, unincorporated organization, Governmental Entity or any other entity of any kind.

“Plan” means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen’s compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, or whether for the benefit of a single individual or more than one individual, including any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject thereto).

“Purchase Consideration” means the Cash Purchase Consideration and Shares, subject to adjustment pursuant to Sections 2.4(c) and 2.4(d).

“Purchaser” has the meaning set forth in the preamble hereto.

“Recipients” has the meaning set forth in Section 6.10.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Material into the Environment.

“Representatives” means, with respect to any Person, the directors, officers, employees, counsel, accountants and other authorized representatives of such Person.

“Resolution Period” means the period ending thirty days following receipt by an Indemnified Party of a Dispute Notice.

“Retained Liabilities” has the meaning set forth in Section 2.3(b).

“Robinson” has the meaning set forth in the preamble hereto.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” and “Sellers” have the meaning set forth in the preamble hereto.

“Shares” means the 2,000,000 shares of Common Stock comprising a portion of the Purchase Consideration, subject to adjustment pursuant to Sections 2.4(c) and 2.4(d).

“Site” means any real property currently or previously owned, leased or operated by the Sellers or any of its or their predecessors, including all soil, subsoil, surface water and groundwater thereat.

“Software” means all computer software, including source code, object code, machine-readable code, HTML, program listings, comments, user interfaces, menus, buttons and icons, and all files, data, manuals, design notes and other items and documentation related thereto or associated therewith.

“Stockholder” has the meaning set forth in the preamble hereto.

“Stockholder Approval” means the approval and authorization by the Sellers’ stockholders of the transactions contemplated hereby and by the Ancillary Agreements as required under the California Corporations Code and the Sellers’ certificates of incorporation and bylaws.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other legal entity of any kind of which such Person (either alone or through or together with one or more of its other Subsidiaries), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are (i) generally entitled to vote for the election of the board of directors or other governing body of such legal entity or (ii) generally entitled to share in the profits or capital of such legal entity.

“Tax Returns” means all returns and reports (including elections, claims, declarations, disclosures, schedules, estimates, computations and information returns) required to be supplied to a Tax authority in any jurisdiction relating to Taxes.

“Taxes” means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever together with all interest, penalties, fines and additions to tax imposed with respect to such amounts and any interest in respect of such penalties and additions to tax.

“Taxing Authority” means any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

“Technology” means the plans, designs, research data, inventions (whether patentable or unpatentable and whether or not reduced to practice), trade secrets and other proprietary know-how, recipes, formulae and manufacturing production and processes, techniques, operating manuals, drawings, technology, manuals, data, records, procedures, research and development records, supplier lists, pricing and cost information, business and marketing plans and proposals, and all licenses or other rights to use any technical information, know-how and trademarks of others developed for the Business, used or held for use in connection with the Business or necessary to conduct the Business.

“Territorial Rights” shall have the meaning set forth in Section 4.28(j).

“Third-Party Claim” has the meaning set forth in Section 9.2(a).

“Trademark Assignment” has the meaning set forth in Section 3.2(g).

“Transaction Proposals” has the meaning set forth in Section 6.6.

“Transfer Taxes” means sales, use, value added, excise, registration, documentary, stamp, transfer, real property transfer, recording, gains, stock transfer and other similar Taxes and fees.

“Transferred Employees” has the meaning set forth in Section 6.7(a).

“Unearned Revenues” has the meaning set forth in Section 2.1(j).

(b) Construction.  For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires:  (i) words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders, (ii) references herein to “Articles,” “Sections,” “subsections” and other subdivisions without reference to a document are to the specified Articles, Sections, subsections and other subdivisions of this Agreement, (iii) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule shall also apply to other subdivisions within a Section or subsection, (iv) the words “herein,” “hereof,” “hereunder,” “hereby” and other words of similar import refer to this Agreement as a whole and not to any particular provision, (v) the words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation” and (vi) all accounting terms used and not expressly defined herein have the respective meanings given to them under GAAP.

            ARTICLE II

PURCHASE AND SALE OF ASSETS

2.1   Purchase and Sale of Assets.  Upon the terms and conditions set forth in this Agreement, and in consideration of the payment by the Purchaser of the Purchase Consideration and the assumption by the Purchaser of the Assumed Liabilities, the Sellers shall each sell, convey, transfer, assign, grant and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Sellers, at the Closing, all of the Sellers’ right, title and interest in and to the Concept and all assets and properties of every kind, nature, character and description (whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, which either have been created in connection with the Concept or are operated, owned, leased, used or held for use by either Seller in connection with the Concept, other than the Excluded Assets (collectively, the “Assets”), free and clear of all Liens, other than the Permitted Liens.  The Assets include all of the Sellers’ right, title and interest in and to the following:

(a) all Contracts and their associated intangible rights related to the Concept, including, but not limited to, author, producer, contributor and work-made-for-hire Contracts, Software development Contracts, Software licenses, site licenses, performance licenses, Franchise Agreements, author permissions and other similar Contracts, license, sub-license, subsidiary rights and translation rights Contracts (including all compensation for subsidiary rights payable to a Seller after the Closing Date), distribution agreements, art and photography agreements and licenses, and vendor, printing and supply agreements, and all Contracts set forth on Schedule 2.1(a) (collectively, the “Assigned Contracts”);

(b) all original and digital artwork, film plates, film, camera-ready copy, master tapes, CD-ROM masters, source code, documentation, archived materials, files (in both electronic and hard copy format) and other reproductive materials related to the Concept, including all Software embodied in the Concept or currently being developed by or on behalf of either Seller for use in connection with the Concept, illustrations and any other Content and any revisions or revision plans thereof in print or digital form;

(c) all sales, support and promotional materials, advertising materials and production and marketing files and records, in each case related to the Concept;

(d) all customer lists and credit records, adoption lists or similar records of all sales and potential sales of the Concept, editorial, sales, promotion, royalty, manufacturing, production and permissions and rights files and records, and all other files and records related to the Concept;

(e) all Intellectual Property related to the Concept or the Business;

(f) all manuscripts relating to the Business;

(g) all prepaid expenses and advances paid by the Sellers prior to the Closing Date in respect of the Concept;

(h) all production equipment, instruments, furniture and office products, computer hardware and other similar fixed and tangible assets;

(i) all real property leased by the Sellers;

(j) the entire inventory of the Sellers, including, but not limited to, all assembled and salable or otherwise useable inventory of, all sample materials, all materials and supplies, all work in process relating to the Concept, whether located at either Sellers’ or third-party facilities (collectively, the “Inventory”);

(k) all research data concerning historic and current research and development efforts related to the Concept;

(l) all cash, commercial paper, certificates of deposit, bank deposits, treasury bills and other cash equivalents relating to unearned fees and other revenues relating to advanced sales of classes, parties, memberships and franchise sales, as set forth on Schedule 2.1(l) above (the “Unearned Revenues”).

(m) any other assets, properties or rights of either Seller related to the Concept, including JWT Kids’ 51% limited liability company membership interest in Kids Rock, LLC, a California limited liability company except to the extent identified herein as an Excluded Asset.

2.2   Excluded Assets.  Notwithstanding anything in this Agreement to the contrary, the following assets and properties of the Sellers (the “Excluded Assets”) shall be excluded from, and shall not constitute, Assets:

(a) cash, commercial paper, certificates of deposit, bank deposits, treasury bills and other cash equivalents, other than Unearned Revenues;

(b) all insurance policies relating to the operation of the Business;

(c) all of the Sellers’ right, title and interest in and to those items set forth on Schedule 2.2;

(d) all assets owned or held by any Benefit Plan;

(e) all receivables with respect to Business for goods sold and shipped or services performed prior to the Closing Date; provided, however, in the event Purchaser shall receive any payments due Sellers with respect to the foregoing, Purchaser shall promptly pay over to Sellers such receivables received and, provided, further, the Sellers hereby acknowledge that Purchaser shall not be legally responsible to Sellers for the collection of any such receivables;

(f) all real property owned by the Sellers;

(g) the corporate minute books and stock transfer books of the Sellers; and

(h) all of the Sellers’ right, title and interest in and to this Agreement.

2.3   Assumed and Retained Liabilities.

(a) Assumed Liabilities.  The Purchaser shall assume and discharge when due all obligations (A) of the Sellers under the Assigned Contracts arising and to be performed on or after the Closing Date, other than (i) any such obligations arising as a result of default by either Seller or its or their agents or Affiliates occurring prior to the Closing Date and (ii) royalty obligations and licensing fees with respect to the Business accruing prior to the Closing; and (B)  arising from the conduct of the Business after the Closing Date (collectively, the “Assumed Liabilities”).  In particular, and not by way of limitation, Purchaser and Purchaser’s Affiliates will honor all of Sellers’ existing franchise agreements as well as the “protected territories” as may be set forth therein.

(b) Retained Liabilities.  Except as expressly provided in Section 2.3(a), the Purchaser assumes no Liabilities relating to the Business, the Assets or the Sellers.  All such Liabilities, including without limitation Liabilities of any kind with respect to employees, compensation, Plans, current or long-term debt, accrued interest, Taxes (including any Taxes that may arise from the execution of this Agreement or the consummation of the transactions contemplated hereby), royalty obligations and licensing fees accruing prior to the Closing, Actions, and claims for injuries to Persons or property or damages to the Environment (collectively, the “Retained Liabilities”), are, and shall at all times remain, the Liabilities of the Sellers.  The Sellers hereby covenant to discharge in full in a timely manner all of the Retained Liabilities; provided, however, that nothing contained herein shall prevent the Sellers from contesting in good faith any of the Retained Liabilities against any third party so long as such contest does not result in a claim of liability or Lien against the Purchaser or any of its assets and properties.

2.4   Purchase Consideration; Additional Consideration; Holdbacks; Right of Offset; Allocation.

(a) Purchase Consideration.

(i) Payment of the Cash Purchase Price.  The Purchaser shall pay the Cash Purchase Price at the Closing by wire transfer of immediately available funds to the Sellers as set forth in Schedule 2.4(a).

(ii) Issuance of the Shares.  At the Closing, Kidville shall deliver to Sellers, as set forth in Schedule 2.4(a), one or more stock certificates representing the Shares to be received by Sellers at Closing, or, in the alternative, a copy of an irrevocable letter of instruction from Kidville to its transfer agent concerning the issuance and delivery of stock certificates representing the Shares to be received by Sellers at Closing.

(b) Additional Consideration. JWT Kids shall have the opportunity to earn additional consideration (“Additional Consideration”) based upon the international franchise fees earned by Purchaser relating directly to franchising the Concept following the Closing Date, as follows:

(i) Purchaser shall pay to JWT Kids fifty percent (50%) of international franchise fees actually received by Purchaser in connection with the Concept (1) during the 4-month period immediately following the Closing Date as it relates to the following franchisee candidates: Matrix Interactive and Catherine Morgan in China, and Jignesh Ved in Dubai; and (2) during the 3-month period immediately following the Closing Date for all other international franchise fees.

(ii) Purchaser shall pay to JWT Kids seven and one-half percent (7.5%) of international franchise fees actually received by Purchaser in connection with the Concept during the 18-month period commencing immediately following the expiration of the 4-month period described in Section 2.4(b)(i) above.

(c) Indemnification and Offset Holdback.  As security for the Sellers’ (i) indemnification obligations under Article IX and (ii) obligations pursuant to Section 6.13, Purchaser shall hold back ten percent (10.0%) of the Shares to be issued at Closing (the “Indemnity and Offset Escrowed Securities”).  The Indemnity and Offset Escrowed Securities shall be held in escrow pursuant to an escrow agreement in the form attached hereto as Exhibit A (the “Escrow Agreement”) and released in accordance with the terms thereof on the date that is 12 months after the Closing Date, except with respect to a number of such Indemnity and Offset Escrowed Securities, as applicable, reasonably determined to be necessary to satisfy any (i) written claim made pursuant to Article IX and/or (ii) any customer returns, rebates or refunds relating to products sold and shipped or services performed or to be performed by Sellers prior to the Closing Date in accordance with Section 6.13 hereto prior to such release date, which securities shall be held pursuant to the terms hereof until such claim is fully and finally resolved.

(d) Performance Holdback.   500,000 of the Shares to be issued at Closing (the “Performance Escrowed Securities”) shall be held in escrow pursuant to the Escrow Agreement and released in accordance with the terms thereof on the date that is 12 months after the Closing Date subject to the Business having earlier achieved the domestic and international sales and financial goals set forth on Schedule 2.4(d) (the “Performance Goals”).  Failure of the Business to satisfy the Performance Goals shall result in cancellation of some or all of the Performance Escrowed Shares by the Purchaser, in accordance with Schedule 2.4(d).

(e) Right of Offset.  The Purchaser shall have the right to offset against the Additional Consideration, Indemnity and Offset Escrowed Securities, the Performance Escrowed Securities, or both, and any amounts due and owing to the Purchaser by the Sellers pursuant to this Agreement or any Ancillary Agreement.

(f) Allocation.  The sum of the Purchase Consideration and the amount of the Assumed Liabilities shall be allocated among the Assets and the non-competition covenant set forth in Section 6.15(a) pursuant to the joint agreement of the Sellers and the Purchaser prior to the Closing.  Such allocation shall be done in accordance with Section 1060 of the Code.  The Sellers and the Purchaser shall each report federal, state, local and other Tax consequences of the purchase and sale contemplated hereby (including the filing of Internal Revenue Service Form 8594) in a manner consistent with such allocation, and neither of them shall take any position in any Tax Return, or other filing, proceeding or audit or otherwise inconsistent with such allocation.

2.5   Third Party Consents.  To the extent that any of the Assets is not assignable without the consent, waiver or approval of another Person and such consent, waiver or approval has not been obtained before or at the Closing, this Agreement shall not constitute an assignment or an attempted assignment of such Asset by either Seller or an assumption or an attempted assumption of such Asset by the Purchaser.  The Sellers shall use their best efforts to obtain such consents, waivers and approvals as soon as practicable following the date hereof and the Purchaser shall cooperate with and assist the Sellers to this end; provided, however, that the Sellers shall take no action to seek such consent, waiver or approval without prior consultation with or approval by the Purchaser and the Purchaser shall not be required to pay any sums in connection therewith.  If any such consent, waiver or approval shall not be obtained (including Carmel Valley and Point Loma leases), then the Sellers shall cooperate with the Purchaser in any reasonable arrangement designed to provide the Purchaser with the benefits intended to be assigned to the Purchaser with respect to the underlying Asset, including in the case of any Asset that is a Contract, enforcement for the account of the Purchaser of any and all rights of the Sellers against any other party to such Contract arising out of the breach, nonfulfillment or cancellation thereof by such other party or otherwise.

               ARTICLE III
THE CLOSING

3.1   Closing.  The closing of the transactions contemplated hereby (the “Closing”) shall take place at Sellers’ offices at 312 South Cedros Avenue, Suite 329, Solana Beach, California 92075 (and may be conducted by mail or overnight delivery if the parties so elect, as long as all required deliveries are made to on or before the Closing Date), commencing at 10:00 a.m. P.S.T., on the first Business Day immediately following the satisfaction or waiver of all conditions to the obligations of the parties hereto set forth in Article VII or such other place or date as the parties hereto may mutually determine in writing (the day on which the Closing takes place being the “Closing Date”).

3.2   Delivery of Items by the Sellers.  The Sellers shall deliver to the Purchaser at the Closing the items listed below:

(a) a certificate, duly executed by the Secretary of each the Seller, certifying (i) the satisfaction of the conditions set forth in Section 7.1(d) and copies of such resolutions adopted by the Board and the Stockholder, (ii) the certificate of incorporation and bylaws of the Sellers and (iii) the then-current officers of the Sellers and their respective positions;

(b) a certificate, duly executed by an authorized officer of each of the Sellers, certifying the satisfaction of the conditions set forth in Sections 7.1(a), (b) and (f);

(c) the consents and approvals described in Schedule 7.1(e);

(d) the Escrow Agreement, duly executed by the Sellers;

(e) a Bill of Sale and General Assignment (the “Bill of Sale”) for the Assets, duly executed by each Seller, in the form attached hereto as Exhibit B;

(f) an Assumption Agreement (the “Assumption Agreement”) for the Assumed Liabilities, duly executed by each Seller, in the form attached hereto as Exhibit C;

(g) a Domain Name Assignment, (the “Domain Name Assignment”), duly executed by each Seller, in the form attached hereto as Exhibit D;

(h) a Trademark Assignment (the “Trademark Assignment”), duly executed by each Seller, in the form attached hereto as Exhibit E;

(i) a Copyright Assignment (the “Copyright Assignment”), duly executed by each Seller, in the form attached hereto as Exhibit F;

(j) the Non-Compete Agreements (the “Non-Compete Agreements”), duly executed by the Persons identified on Schedule 3.2(i), in the form attached hereto as Exhibit H;

(k) a Lock-up Agreement (the “Lock-up Agreement”), duly executed on behalf of each Seller in the form attached hereto as Exhibit I;

(l) an Assignment of Membership Interest (the “Assignment of Membership Interest”) duly executed on behalf of JWT Kids in the form attached hereto as Exhibit J

(m) releases (in recordable form), pay-off letters and UCC-3 termination statements (in recordable form) from all parties holding Liens (other than Permitted Liens) with respect to any of the Assets;
(n) a receipt for the portion of the Purchase Consideration paid at Closing as provided for in Section 2.4(a); and

(o) such other documents and instruments as the Purchaser may reasonably request.

3.3   Delivery of Items by the Purchaser.  The Purchaser shall deliver to the Sellers at the Closing the items listed below:

(a) a certificate, duly executed by the Secretary of the Purchaser, certifying (i) the satisfaction of the condition set forth in Section 7.2(e) and (ii) the then-current officers of the Purchaser and their respective positions;

(b) a certificate duly executed by an authorized officer of the Purchaser, certifying the satisfaction of the conditions set forth in Sections 7.2(a) and (b);

(c) the Escrow Agreement, duly executed by the Purchaser;

(d) the Domain Name Assignments, duly executed by the Purchaser;

(e) the Trademark Assignments, duly executed by the Purchaser;

(f) the Copyright Assignments, duly executed by the Purchaser;

(g) the Assumption Agreement, duly executed by the Purchaser;

(h) the Non-Compete Agreements, duly executed by the Purchaser;

(i) the Assignment of Membership Interest, duly executed by the Purchaser;

(j) a wire transfer of immediately available funds to an account(s) designated by the Sellers at least five Business Days prior to the Closing Date, constituting the payment of the Cash Purchase Price due at the Closing;

(k) one or more stock certificates representing the Shares, or, in the alternative, a copy of an irrevocable letter of instruction from Kidville to its transfer agent concerning the issuance and delivery of stock certificates representing the  Shares; and

(l) such other documents and instruments as the Sellers may reasonably request.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE
STOCKHOLDERS

Each Seller and the Stockholder represent and warrant to the Purchaser that the statements contained in this Article IV are true and correct as of the date hereof and will be true and correct as of the Closing Date.

4.1   Organization, Qualification and Corporate Power.  Each Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of California and has full corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted.  The Seller is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties or assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  The Seller has heretofore furnished to the Purchaser complete and correct copies of its certificate of incorporation and bylaws, including all amendments thereto.  Such certificate of incorporation and bylaws are in full force and effect and no other organizational documents are applicable to or binding upon the Seller.  The Seller is not in violation of any of the provisions of its certificate of incorporation or bylaws.

4.2   Subsidiaries.  Other than a 51% ownership interest in Kids Rock, LLC, neither Seller has Subsidiaries or otherwise owns, directly or indirectly, any equity or debt investment in any Person (other than ownership of 5% or less of any class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

4.3   Authorization.  Each of the Sellers and the Stockholder has full power and authority, and Robinson has the requisite legal capacity, to execute and deliver this Agreement and the Ancillary Agreements and to perform its or his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Seller and the Stockholder of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board, and no other action, other than the Stockholder Approval, is required on the part of the Seller or any of its stockholders in connection with the execution, delivery or performance of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby.  This Agreement and the Ancillary Agreements have been duly executed and delivered by each of the Seller and the Stockholder and, assuming the due authorization, execution and delivery hereof and thereof by the Purchaser, constitute the valid and legally binding obligations of each Seller and the Stockholder enforceable in accordance with their respective terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors' rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

4.4   Noncontravention; Governmental Approvals.

(a) Neither the execution, delivery or performance of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby will, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the certificate of incorporation or bylaws of either Seller or the constitutive or governing documents of any Stockholder that is not a natural person, (ii) violate any Law or Order or other restriction of any Governmental Entity to which either Seller, the Stockholder or the Assets may be subject or (iii) except as set forth on Schedule 4.4, conflict with, result in a breach of, constitute a default under, result in the acceleration of any right or obligation under, create in any party the right to accelerate, terminate, modify, cancel or require any notice under or result in the creation of a Lien on any of the Assets under, any Contract or Permit to which either Seller or any Stockholder is a party or by which it is bound or to which it or any of its properties or assets is subject.

(b) The execution and delivery of this Agreement and the Ancillary Agreements by the Sellers and the Stockholder do not, and the performance of this Agreement and the Ancillary Agreements by the Sellers and the Stockholder and the consummation of the transactions contemplated hereby and thereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity.

4.5   Financial Statements.

(a) Set forth on Schedule 4.5 are (i) the audited Balance Sheet, Income Statement and Cash Flow Statement of each of the Sellers for the year ended December 31, 2007, and (ii) the unaudited Balance Sheet, Income Statement and Cash Flow Statement of each of the Sellers for the nine months ended September 30, 2008 (collectively, the “Financial Statements”).  The Financial Statements have been prepared in accordance with GAAP from the books and records of the Sellers, are complete and correct and present fairly the financial condition of each of the Sellers as of the indicated dates and the results of operations and cash flows of the Sellers for the indicated periods, in each case in accordance with GAAP.

4.6   No Undisclosed Liabilities.  Except as and to the extent disclosed in the Financial Statements or as set forth on Schedule 4.6, since December 31, 2007, there are no Liabilities against, relating to or affecting the Sellers or the Business or any of the Assets, other than Liabilities incurred in the ordinary course of business consistent with past practice which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.7   Brokers’ Fees.  No agent, broker, finder, investment banker, financial advisor or other Person will be entitled to any fee, commission or other compensation in connection with any of the transactions contemplated by this Agreement on the basis of any act or statement made or alleged to have been made by either Seller, any of its or their Affiliates, or any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of either Seller or any such Affiliate.

4.8   Absence of Certain Changes.  Except as disclosed on Schedule 4.8, since December 31, 2007, the Sellers have conducted the Business in the ordinary course consistent with past practice and there has not been (outside the ordinary course of business):

(a) any amendment or other modification of the certificate of incorporation or bylaws of either Seller;

(b) (i) any incurrence, assumption or guaranty by either Seller of any Indebtedness, (ii) any loan made by either Seller to any Person or (iii) any voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or waiver of any right of either Seller under, any Indebtedness of or owing to either Seller, other than (in the case of this clause (iii)) in the ordinary course of business in amounts and on terms consistent with past practice;

(c) any damage, destruction or other casualty Loss (whether or not covered by insurance) affecting the Business or any of the Assets;

(d) any revaluation in any material respect of any of the Assets;

(e) any material change in any pricing, investment, accounting, financial reporting, inventory, credit or allowance practice or policy of the Sellers;

(f) any (i) grant of, or agreement to grant under certain circumstances, any severance or termination pay to any director, officer or employee of either Seller, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of either Seller, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of either Seller;

(g) any cancellation, modification, termination or grant of a waiver of any provision of any Permit or Contract to which either Seller is a party, or any written or oral notification to either Seller that any party to any such arrangement intends to cancel or not renew such arrangement beyond its expiration date as in effect on the date hereof;

(h) any failure to pay or satisfy when due any obligation of either Seller;

(i) the making of any election with respect to Taxes or the settling or compromising of any Tax Liability;

(j) any acquisition or disposition of any business or any asset or property from or to any Person (whether by merger, consolidation or otherwise) by either Seller;

(k) any incurrence of any Lien, other than a Permitted Lien, on any of the Assets or any other material assets or properties of either Seller;

(l) any capital expenditure or commitment for additions to property, plant or equipment used or held for use in the conduct of the Business constituting capital assets in an aggregate amount exceeding $10,000;

(m) any transaction with any officer, director or Affiliate of either Seller (i) outside the ordinary course of business consistent with past practice or (ii) other than on an arm’s length basis; or
(n) the entering into any agreement or commitment to do any of the foregoing.

4.9   Litigation.  Except as set forth on Schedule 4.9, there is no pending or, to the Knowledge of either Seller, threatened Action against or affecting either Seller or any of its properties or assets before any Governmental Entity.  Neither Seller nor any of its or their assets or properties is subject to any Order restraining, enjoining or otherwise prohibiting or making illegal any action by either Seller, this Agreement or any of the transactions contemplated hereby.  No officer or director of either Seller is a defendant in any Action commenced by any stockholder of either Seller with respect to the performance of his or her duties as an officer or a director of either Seller under any applicable Law.

4.10   Taxes.

(a) All Tax Returns of the Sellers required to be filed on or before the date hereof have been duly and timely filed on or before such date, each such Tax Return is true, complete and correct, and all Taxes upon the Business, the Assets or the Sellers that are due and payable, whether or not shown thereon, have been paid.  There are no Tax Liens on any of the Assets, and there is no basis for the assertion of any such Tax Liens.  There are no actions or proceedings currently pending or, to the Knowledge of either Seller, threatened by any Taxing Authority against either Seller or the Assets.  The Sellers have each collected and remitted all sales and use Taxes as required by each local jurisdiction in which it does business as of the date hereof.  The Sellers have each withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(b) Neither Seller is a party to any agreement extending the time within which to file any Tax Return.  There is no dispute or claim concerning any Tax Liability of either Seller either (i) claimed or raised by any Tax Authority or (ii) otherwise Known to either Seller.  No issues have been raised in any examination by any Tax Authority with respect to either Seller which reasonably could be expected to result in a proposed deficiency for any other period not so examined.  To each of the Seller’s Knowledge, no claim has been made by a jurisdiction in which either Seller does not file Tax Returns that a Seller is or may be subject to taxation by that jurisdiction.

(c) Neither Seller has waived (and is not subject to a waiver of) any statute of limitations in respect of the payment of Taxes and has not agreed to any extension of time with respect to any Tax assessment or deficiency (other than with respect to limitation periods that have since expired).

(d) None of the Assets is property that is required to be treated as owned by any other person pursuant to the “safe harbor lease” provisions of former section 168(f)(8) of the Internal Revenue Code of 1954 as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986 and none of the Assets is “tax-exempt use property” within the meaning of section 168(h) of the Code.

(e) None of the Assets secures any debt, the interest on which is tax-exempt under section 103 of the Code.

4.11   Compliance with Laws.  Except as set forth on Schedule 4.11, neither Seller is in violation of, has not violated and, to the Knowledge of each Seller, is not under investigation with respect to any possible violation of, and has not been threatened to be charged with any violation of, any Order or Law applicable to either Seller, the Business or the Assets.

4.12   Permits.  Schedule 4.12 contains a true and complete list of all Permits used or held for use in the Business, setting forth the function and expiration and renewal date of each.  Each such Permit is valid and in full force and effect.  Neither Seller is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, any such Permit.  Neither Seller has received any notice of violation in respect of any such Permit and, to the Sellers’ Knowledge, no proceeding is threatened to revoke or limit any such Permit.  No such Permit will be suspended, terminated, impaired, adversely modified or become terminable, in whole or in part, as a result of the transactions contemplated hereby or by the Ancillary Agreements.  The Sellers each have all Permits necessary to conduct the Business as currently conducted and as proposed to be conducted.

4.13   Contracts.

(a) Schedule 4.13 sets forth a true and complete list of all material Contracts of the each Seller or the Business, including each of the following Contracts (whether or not material):

(i) Contracts relating to or evidencing any Indebtedness of either Seller or the Business;

(ii) Contracts with any current Affiliate or current or former officer or director of either Seller;

(iii) Contracts relating to the Internet Rights;

(iv) partnership, limited liability company and joint venture Contracts involving either Seller or the Business;

(v) Contracts providing for payments to or from either Seller of $10,000 or more in any consecutive twelve-month period, other than purchase orders entered into in the ordinary course of business consistent with past practice;

(vi) license, subsidiary rights, distribution, franchise, manufacturer’s agent or sales agency Contracts, or Contracts in respect of similar rights, granted to or held by or granted by either Seller or the Business;

(vii) Contracts that limits the freedom of either Seller or the Business to compete in any line of business, with any Person, in any geographical area or which could so limit the freedom of either Seller or the Business so to compete after the Closing;

(viii) Tax sharing Contracts or other arrangements;

(ix) confidentiality Contracts;

(x) stockholders’, investors’ or similar Contracts;

(xi) Contracts relating to the disposition or acquisition of any assets or properties, other than dispositions or acquisitions of Inventory or purchase orders entered into in the ordinary course of business consistent with past practice;

(xii) author, performer, contributor and work-made-for-hire Contracts;

(xiii) employment Contracts with any employee of either Seller, consulting Contracts with any consultant to either Seller or Contracts pursuant to which severance or stay payments may be payable to any employee of the Sellers; and

(xiv) any other Contracts not made in the ordinary course of business consistent with past practice.

(b) The Sellers have each heretofore made available to the Purchaser true and complete copies of each of the Contracts required to be disclosed on Schedule 4.13, including all amendments, waivers and modifications thereto.  All Contracts required to be disclosed on Schedule 4.13 are valid and binding Contracts of Seller being a party thereto, are in full force and effect in accordance with their respective terms, and neither the Seller nor, to the

Knowledge of the Seller, any other party thereto, is (or with notice or lapse of time or both would be) in violation or breach of, or in default under, the terms of any such Contract.

4.14   Intellectual Property.

(a) Schedule 4.14(a) sets forth all domestic and foreign patents and patent applications and all license agreements and other agreements which relate to inventions, discoveries and Technology and any patent applications and patents thereon, in each case used or held for use in connection with the Business or necessary to conduct the Business (collectively, the “Patent Rights”).  Except as set forth on Schedule 4.14(a), (i) the Sellers own or is licensed or has a valid and subsisting right to use the Patent Rights and the Technology, free and clear of all Liens, equities and other restrictions, (ii) there are no pending or, to either Seller’s Knowledge, threatened claims challenging the validity or ownership of the Patent Rights or Technology or either Seller’s right to own or use the Patent Rights or Technology, (iii) there are no license or sublicense Contracts in effect respecting any of the Patent Rights or Technology, (iv) neither of the Sellers nor any of the Patent Rights infringes, violates or constitutes a misappropriation of any Intellectual Property or other right of any Person and no claim is pending or, to the Knowledge of either Seller, threatened by or against either Seller with respect to any of the Patent Rights or the Technology or the use thereof and no valid basis exists for any such claim, and (v) the Sellers have each taken reasonable security measures to protect the security, confidentiality and value of the Technology.

(b) Schedule 4.14(b) sets forth all trademarks, trade names and service marks, and registrations thereof and applications therefor, and any and all licenses or other rights to use any such marks or names, in each case used or held for use in connection with the Business or necessary to conduct the Business (collectively, the “Trademark Rights”).  Except as set forth on Schedule 4.14(b), (i) the Sellers own or are licensed or have a valid and subsisting right to use the Trademark Rights, free and clear of all Liens, equities and other restrictions, (ii) all of the Trademark Rights owned by the Sellers are free and clear of any Liens and other encumbrances and rights of third parties which would restrict the Purchaser’s right to use such Trademark Rights following the Closing, (iii) there are no license or sublicense Contracts in effect respecting any of the Trademark Rights, and (iv) neither of the Sellers nor any of the Trademark Rights infringes, violates or constitutes a misappropriation of any Intellectual Property or other right of any Person, no Person is infringing, violating or misappropriating any of the Trademark Rights, and there is no pending or, to either Seller’s Knowledge, threatened claim by or against either Seller with respect to any of the Trademark Rights or the use thereof and no valid basis exists for any such claim.

(c) Schedule 4.14(c) sets forth all copyright registrations and renewals thereof (including registration numbers), copyright applications (including application numbers) and all licenses or other rights to use copyrights, in each case used or held for use in connection with the Business or necessary to conduct the Business (collectively, the “Copyright Rights”).  Except as set forth on Schedule 4.14(c), (i) the Sellers own or are licensed or have a valid and subsisting right to use the Copyright Rights, free and clear of all Liens, equities and other restrictions, (ii) all of the Copyright Rights owed by the Seller are free and clear of any Liens and other encumbrances and rights of third parties which would restrict the Purchaser’s right to use such Copyright Rights following the Closing, (iii) there are no license or sublicense

Contracts in effect respecting any of the Copyright Rights, and (iv) neither of the Sellers nor any of the Copyright Rights infringes, violates or constitutes a misappropriation of any Intellectual Property or other right of any Person, no Person is infringing, violating or misappropriating any of the Copyright Rights, and there is no pending or, to either Seller’s Knowledge, threatened claim by or against either Seller with respect to any of the Copyright Rights or the use thereof and no valid basis exists for any such claim.

(d) Schedule 4.14(d) sets forth all domain name registrations used, owned or reserved by the Seller in connection with the Business or necessary to conduct the Business (the “Internet Rights”).  Except as disclosed in Schedule 4.14(d), (i) the Sellers own, are licensed or have the right to use and transfer the Internet Rights, free and clear of all Liens, equities and other restrictions, (ii) all of the Internet Rights are valid and subsisting, free and clear of any Liens or rights of third parties which would restrict the Purchaser’s right to use or transfer such Internet Rights following the Closing, (iii) there are no license or sublicense Contracts in effect respecting any of the Internet Rights, and (iv) neither of the Sellers nor any of the Internet Rights infringes, violates or constitutes a misappropriation of any Intellectual Property or other right of any Person, no Person is infringing, violating or misappropriating any of the Internet Rights, and there is no pending or, to the Knowledge of either Seller, threatened claim by or against either Seller with respect to any Internet Rights or the use thereof and no valid basis exists for any such claim.

4.15   Board Recommendation.  The Board of each Seller, by unanimous written consent dated as of December 23, 2008, (a) determined that this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby are fair to, and in the best interests of, all of the stockholders of such Seller, (b) approved this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby and (c) resolved to recommend approval and authorization of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby by the stockholders of such Seller.

4.16   Required Vote.  The affirmative vote of a simple majority of the outstanding shares of capital stock of each Seller is the only vote of the holders of any class or series of the Sellers’ securities necessary to approve and authorize this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby.

4.17   Benefit Plans; COBRA.  All Benefit Plans are listed on Schedule 4.17.  Neither Seller has and has not had any liabilities or obligations pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”).

4.18   Labor and Employment Matters.

(a) To the Knowledge of the Sellers, no executive, key employee or significant group of employees plans to terminate employment with either Seller during the next twelve months.  Neither Seller is a party to or bound by any collective bargaining agreement nor has it experienced any strike or material grievance, claim of unfair labor practices or other collective bargaining dispute since its formation.  Neither Seller has committed any unfair labor practice.  To the Knowledge of the Sellers, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of either Seller.

(b) Schedule 4.18(b) contains a true and complete list of the name of each full-time employee of the Sellers, whether actively employed or not, e.g., including employees on vacation and leave of absence, including family, sick or short-term disability leave (such employees, collectively, the “Employees”), together with such employee’s position or function. Each Seller has heretofore delivered to the Purchaser a true and accurate schedule of the annual base salary or wages and any incentive or bonus arrangement with respect to such Employees.  Neither Seller has received any information that would lead it to believe that a material number of the Employees would refuse offers of employment from the Purchaser after the Closing.

(c) Each employee, officer and consultant of either Seller that has had any involvement or participation in the creation of any of the Assets has executed a proprietary nondisclosure, nonsolicitation and assignment of intellectual property agreement or similar agreement.  To each Seller’s Knowledge, none of its employees, offices or consultants is in violation of the terms thereof.

4.19   Real Property.  Schedule 4.19 sets forth and briefly describes all real property leased or owned by the Sellers.

4.20   Environmental Matters.  The Sellers hold all permits, licenses and authorizations required under applicable Environmental Laws and is in compliance with all terms, conditions and provisions of all such permits, licenses and authorizations and all applicable Environmental Laws.  No Releases of Hazardous Materials have occurred at, from, in, to, on or under any property currently or formerly owned, operated or leased by the Sellers or any predecessor thereof and no Hazardous Materials are present in, on, about or migrating to or from any such property which could result in any Liability to either Seller.  Neither of the Sellers nor any predecessor thereof has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-Site location which could result in any Liability to either Seller.

4.21   Books and Records.  The books of account, minute books, stock record books and other similar records of the Sellers have been made available to the Purchaser prior to the execution of this Agreement, are complete and correct in all material respects and have been maintained in accordance with sound business practices.  The minute books contain a true and complete record in all material respects of all actions taken at all meetings and by all written consents in lieu of meetings of the Board (including all subcommittees and committees thereof) and the stockholders of the Sellers.

4.22   Tangible Personal Property.  The Sellers each have good and marketable title to, or holds valid leasehold interests in, all of the Assets, free and clear of all Liens.  All of the Assets are in good repair and operating condition, ordinary wear and tear excepted.  Schedule 4.22 lists the names and addresses of all printers, typesetters, prep houses, art studios and other vendors used by the Sellers in the storage, production and manufacture of the Concept, identifying with reasonable specificity all film, plates, typesetting files, art files, photoscans, custom publishing files and similar materials included in the Assets and that are in the possession of such printers and vendors.

4.23   Insurance.  Schedule 4.23 contains a true and complete list of all insurance policies currently in effect that insure the Business or the employees or directors of the Sellers or relate to the ownership, use or operation of any of the Assets or any other assets or properties of the Sellers.

4.24   Affiliate Transactions.  Except as disclosed on Schedule 4.24, (a) no officer, director or Affiliate of either Seller provides or causes to be provided any assets, services or facilities used or held for use in connection with the Business, and (b) the Business does not provide or cause to be provided any assets, services or facilities to any such officer, director or Affiliate.  Each of the transactions listed on Schedule 4.24 is engaged in on an arm’s-length basis.

4.25   Inventory.  The finished Inventory is salable or usable in the ordinary course of business and is not in excess of the normal purchasing patterns of the Sellers as they relate to the Concept.  Schedule 4.25(a) lists the location of all Inventory and Schedule 4.25(b) lists all Inventory in transit, indicating the individual vendor thereof, together with estimated dates of delivery.

4.26   Advances.  There are no outstanding unrecouped advances made to any party under the Assigned Contracts, no advances or other similar payments due or to become due to any parties under any of the Assigned Contracts for which either Seller would be obligated.

4.27   Customers, Vendors and Suppliers.  Except as set forth on Schedule 4.27(c), there is no actual or, to the Knowledge of either Seller, threatened termination, cancellation, limitation or any modification or change in business relationship of either Seller with any customer or group of customers of the Business.  Within the six-month period prior to the date hereof, neither Seller has received any notice from any vendor or supplier of an item material to the Business that such vendor or supplier will not continue to make deliveries on the same price, quality and delivery terms and conditions consistent with past practices of such vendor or supplier.  Schedule 4.27(a) sets forth the name of each vendor and other supplier who is engaged in performing work in connection with the Concept as of the date hereof, together in each case with the amount due to such vendor or supplier upon completion of such work.  There are no claims against the Sellers to return merchandise by reason of alleged over-shipments, defective merchandise or otherwise in excess of $5,000 in the aggregate and, to the Knowledge of the Sellers, there is no basis for any such claims.  There is no merchandise in the hands of customers under an understanding that such merchandise would be returned other than pursuant to each Seller’s customary returns and refunds policy, a copy of which is attached hereto as Schedule 4.27 (b).

4.28   Securities Matters.

(a) Investment Intent.  The Sellers are each acquiring the Shares pursuant to this Agreement for its own account and not as a nominee or agent for the account of any other Person.  Except as provided herein, the Sellers are not obligated to transfer any Shares to any other Person, nor does either Seller have any agreement or understanding with any other Person to do so.  The Sellers are acquiring the Shares for investment purposes and not with a view to the sale or distribution by public or private sale or other disposition, and the Sellers have no present intention of selling, granting any participation in or otherwise distributing or disposing of any of the Shares.  The Sellers do not intend to subdivide or transfer to any other Person the Shares acquired by the Sellers hereunder.  Except as prohibited under the Lock-up Agreement, nothing herein shall prevent the distribution of any Shares to any affiliate, member, partner or stockholders, former member, partner or stockholders of the Sellers in compliance with the Securities Act and applicable state “blue sky” laws.

(b) No Public Offering.  The Sellers are able to bear the economic risk of their  acquisition of the Shares.  The Sellers are aware that the Shares have not been, and when issued will not be, registered under the Securities Act or registered or qualified under any state securities Law, on the ground that the Shares are being issued by the Purchaser in reliance on a specific exemption therefrom, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Sellers’ representations as expressed herein.  The Sellers are not acquiring the Shares as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or any solicitation of a subscription by any Person not previously known to the Sellers in connection with investments in securities generally.

(c) Certificates to be Legended.  The Sellers understand that each certificate representing the Shares will bear a legend on the face thereof (or on the reverse thereof with a reference to such legend on the face thereof) as follows:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS. SUCH SHARES MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF REGISTRATION UNDER THE ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO KIDVILLE, INC., A DELAWARE CORPORATION (THE “COMPANY”), AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT.  THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS AND AGREEMENTS AS SET FORTH IN A LOCK-UP AGREEMENT ENTERED INTO BY THE REGISTERED OWNER OF THESE SHARES, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF WITHOUT CHARGE UPON THE WRITTEN REQUEST OF THE HOLDER HEREOF TO THE COMPANY.”

(d) Shares will be “Restricted Securities”.  The Sellers understand that the Shares will be “restricted securities” as that term is defined in Rule 144 promulgated under the Securities Act and, accordingly, that the Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available.  The Sellers understand and agree that the Purchaser is not under any obligation to register the Shares under the Securities Act or to comply with Regulation A or any other exemption and that Rule 144 is not currently available for sales of the Shares.

(e) Accredited Investor.  The Sellers have been advised or are aware of the provisions of Regulation D under the Securities Act relating to the accreditation of investors, and the Sellers are each an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act.

(f) Sophistication of the Sellers.  The Sellers have such knowledge and experience in financial and business matters that each Seller is capable of evaluating the merits and risks of acquiring the Shares as contemplated by this Agreement.

4.29   Franchise Operations.

(a) Sellers have provided Purchaser with a copy of each version of the multistate disclosure document (the “Disclosure Documents”) utilized by Sellers in connection with grants or sales of the right to develop and/or operate Concept facilities. As set forth on Schedule 4.29(a), the Sellers have prepared and maintained its Disclosure Documents in compliance with Disclosure Requirements and Prohibitions Concerning Franchising, issued in 2007 by the Federal Trade Commission (the “FTC Disclosures”) and the guidelines adopted by the North American Securities Administrators Association, as amended from time to time (the “Guidelines”), and, except as set forth on Schedule 4.29 (b), has registered the franchise offering or otherwise qualified for applicable exemptions in the states which require registration and approval prior to any offers or sales of franchises, and where Sellers did business, and have filed all material changes, amendments and renewals thereto, or have intentionally allowed same to lapse as described in Schedule 4.29(a), on a timely and accurate basis and have paid all fees with respect thereto.

(b) Sellers have heretofore made available to Purchaser correct and complete copies of all franchise registration orders, franchise advertising or promotional materials, Disclosure Documents or agreements filed with any Governmental Entity or otherwise used by Sellers in connection with the offer, sale and operation of franchises or business opportunities in any jurisdiction in which Sellers have sold franchises.  Sellers have not, in any of the aforementioned documents (including, without limitation, any Disclosure Documents), made any untrue statement of a material fact, or omitted any material fact necessary to make the statements made by either of the Sellers, taken as a whole, not misleading, in connection with the offer or sale of any franchise or business opportunity. To Sellers’ Knowledge, neither it, nor any of its officers, directors, employees, agents or representatives made any untrue statement of material fact, or omitted any material fact necessary to make the statements made by such individual, taken as a whole, not misleading, in connection with the offer or sale of any franchise or business opportunity.

(c) The Sellers have not authorized its respective officers, directors, employees, agents or representatives to furnish directly to prospective franchisees any materials or information that is inconsistent with the “earnings claim”, information or “financial performance representation” disclosure set forth in Item 19 of any applicable Disclosure Documents, and, to Sellers’ Knowledge, no unauthorized earnings claims financial performance representations were ever made directly to prospective franchisees by the Sellers or any of their respective officers, directors, employees, agents or representatives.

(d) Except as set forth on Schedule 4.29 (b), each Franchise Agreement entered into by either Seller complies, and the offer and sale thereof complied at the time such offer and sale was made, in all material respects with all applicable Laws and all applicable orders, consents or decrees from any Governmental Entity.

(e) Except for franchise registration or exemption orders or notifications, no orders, consents or decrees have, to Sellers’ Knowledge, been issued by any Governmental Entity to either Seller, nor to Sellers’ Knowledge have letters of inquiry, investigation or the like (other than comment letters in connection with registrations or exemptions) been issued to either of the Sellers by such Governmental Authorities relating, directly or indirectly, to the Sellers’ offer and sale of franchises or business opportunities.  Sellers have provided to Purchaser all material correspondence between the Sellers and such Governmental Authorities relating to the offer and sale of franchises or business opportunities.

(f) Schedule 4.29 (f)-1 is a true and complete list of all of the Franchise Agreements to which either Seller is a party, either directly or through assignment from a predecessor, including the name and address of each franchisee, the franchised territory, the location of the franchised unit, the date on which the franchise unit first became open to the public (if applicable), the commencement and expiration date of the initial term of the Franchise Agreement, the number and duration of any permitted renewal terms, the ongoing or recurring fees payable by the franchisee, and with respect to each Franchise Agreement that constitutes a development agreement, the total number of Concept facilities authorized by such Franchise Agreement, the number of Concept facilities currently established pursuant to such Franchise Agreement, and the number of remaining undeveloped Concept facilities that the franchisee is currently authorized to develop. Except as set forth in Schedule 4.29(f)-2, each Franchise Agreement executed by a Seller is substantially similar to the form of Franchise Agreement incorporated into the applicable Disclosure Document that was issued by such Seller to the franchisee prior to the sale of that particular franchise.

(g) Except as set forth in Schedule 4.29(g)-1, each of the Franchise Agreements is valid, binding and enforceable in accordance with its terms against the franchisee thereunder, subject to any such franchisee’s bankruptcy, insolvency, receivership or similar proceeding under applicable Law and subject to equitable defenses.  Neither Seller is in material violation or default of any Franchise Agreement, nor has there occurred any event or condition that with the passage of time or giving of notice (or both) would constitute a material default by a Seller or permit a franchisee to terminate or rescind such Franchise Agreement for a material default.  Except as disclosed in Schedule 4.29(g)-2, no franchisee has the contractual right to terminate the Franchise Agreement except upon the occurrence of a material default by the Franchisor Company.  Neither the execution of this Agreement nor the consummation of the transactions contemplated herein would result in a violation of or a default under, or give rise to a right of termination, modification, cancellation or acceleration of any obligation or loss of benefits under, any Franchise Agreement. No franchisee consent or approval is required in connection with the execution of this Agreement nor the consummation of the transactions contemplated herein.

(h) Except as set forth in Schedule 4.29(h), no current franchisee has any outstanding notices of financial default under a Franchise Agreement, which remains uncured, or is, to Sellers’ Knowledge, in material default under a Franchise Agreement for any other reason.  Except as set forth in Schedule 4.29(h), and except for any waivers, alterations or modifications evidenced by amendments to the Franchise Agreements that have heretofore been provided to Purchaser, no Franchise Agreement has been subordinated and no provision regarding the calculation and payment of royalty fees in any Franchise Agreement has been waived, altered or modified in any material respect adverse to a Seller thereunder. Neither Seller has waived any other default by a franchisee which could be adverse in any material respect to it; and no notices of default have been issued by either Seller with respect to any Franchise Agreement for defaults that have not been cured.

(i) Except as set forth in Schedule 4.29(i), Neither Seller has waived the enforcement of any noncompetition, nondisclosure or similar restriction under a Franchise Agreement, and to Sellers’ Knowledge, no current or former franchisee is currently in violation of any noncompetition, nondisclosure or similar covenant.

(j) Except as set forth in Schedule 4.29(j)-1, except as may be granted to a franchisee under an executed Franchise Agreement that is substantially similar to the form of Franchise Agreement incorporated into the applicable Disclosure Document that was issued by a Seller to the franchisee prior to the sale of that particular franchise, or except as may be granted by operation of applicable Law, no franchisee has a protected territory, exclusive territory, covenant not to compete, right of first refusal, right of first offer, option or other arrangement with such Seller (collectively, the “Territorial Rights”) pursuant to which (i) the either Seller is restricted in any way in its right to own or operate, or license others to own or operate, any Seller facility or other line of business or to otherwise sell any products or services; or (ii) the franchisee is granted the right to acquire additional franchises or expand such franchisee’s territory. Except as set forth in Schedule 4.29(j)-2, no franchisee’s Territorial Rights conflict with the Territorial Rights of any other franchisee (including the rights of any franchisee entity owned or under common control with such other franchisee). Except as set forth in Schedule 4.29(j)-3, to the extent a Seller has granted any such Territorial Rights (whether disclosed or required to be disclosed herein), such Seller has complied with such Territorial Rights and in the course of offering or selling franchises establishing Seller facilities operated or owned by a Seller, or otherwise selling products or services, such Seller has not violated the Territorial Rights of any franchisee.

(k) Schedule 4.29(k) is a true and complete list of all written or oral agreements (and with respect to oral agreements a description of the material terms thereof) with independent sales representatives, contractors, brokers, consultants or agents with respect to the offer or sale of franchises by any Seller, or any other agreements or arrangements under which any Seller has authorized any Person to offer, sell or promote franchises or licenses on behalf of any Seller or agreed to rebate or share amounts receivable under any Franchise Agreement and indicating which of such agreements are in default and may be terminated by a Seller by notice to the other party.  Sellers have delivered to Purchaser correct and complete copies of (i) all written agreements described in Schedule 4.29(k) and (ii) all written correspondence and memoranda evidencing such oral agreements described in Schedule 4.29(k). The Sellers have not granted any United States franchisees any right to offer and sell sub-franchises.

(l) Except as set forth in Schedule 4.29(l)-1, the Sellers have not entered into any contract, agreement or arrangement, orally or in writing, whereby either of the Sellers or an affiliate receives rebates, commissions, discounts or other payments or remuneration of any kind from suppliers selling products or services to franchisees.  Except as set forth in Schedule 4.29(l)-2, neither Seller has made to any franchisee, or any of its franchisee’s employees or agents, or to any other Person, any commitment to provide any special discount allowance or accommodation other than as set forth in the Disclosure Documents and standard form of Franchise Agreement offered by the Sellers at that time.  There are no material agreements or special arrangements with any franchisee that are prohibited by the particular Franchise Agreement or not disclosed in accordance with the FTC Disclosures in the relevant Disclosure Document.

(m) Other than the Franchise Advisory Council, no franchisee organization exists which holds itself out as a representative of any group of franchisees.

(n) Except as set forth in Schedule 4.29(n), to each Seller’s Knowledge, it has complied in all material respects with all applicable franchise Laws.

(o) Except as specified in Schedule 4.29(o), there is no action, proceeding, or investigation pending or, to each Seller’s Knowledge, threatened against or involving it with respect to any of its domestic franchises, and, to each Seller’s Knowledge, there is no basis for any such action, proceeding or investigation except for actions, proceedings or investigations that could not, in any individual case or in the aggregate, reasonably be expected to have a material adverse effect on it.  Neither Seller is subject to any judgment, order or decree entered in any lawsuit or proceeding that has or may have a material adverse effect on such Seller’s rights and interests in any Franchise Agreement.

4.30   Foreign Corrupt Practices.                                                              Neither any Seller nor any director, officer, agent, employee or other Person acting on behalf of' any Seller has, in the course of its actions for, or on behalf of any such Seller (i) used any corporate funds for any unlawful contribution, gift, entertainment on other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of' any provision of the United States Foreign Corrupt Practices, kickback; or (iv) made other unlawful payment to any foreign or domestic government official or employee.

4.31   Disclosure.  All material facts regarding the Business, the Assets and the Sellers have been disclosed to the Purchaser in or in connection with this Agreement.  No representation or warranty on the part of the Sellers or the Stockholder contained in this Agreement, and no statement contained in any of the Schedules or in any certificate, list or other writing furnished to the Purchaser pursuant to any provisions of this Agreement, including pursuant to Article VII hereof, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND KIDVILLE

The Purchaser and Kidville represent and warrant to the Sellers and the Stockholder that the statements contained in this Article V are true and correct as of the date hereof and will be true and correct as of the Closing Date.

5.1   Organization.  The Purchaser is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of New York and Kidville is a corporation duly organized, validly existing and in good standing under the Laws of the Sate of Delaware .  The Purchaser and Kidville are each duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to be so qualified will not have a material adverse effect on Kidville.  The Purchaser and Kidville each has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

5.2   Authorization.  The Purchaser and Kidville each has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Purchaser and Kidville of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action.  This Agreement and the Ancillary Agreements to which each is a party have been duly executed and delivered by the Purchaser and Kidville and, assuming the due authorization, execution and delivery thereof by the Sellers and the Stockholder, constitute the valid and legally binding obligation of the Purchaser and Kidville enforceable in accordance with their respective terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors' rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

5.3   Noncontravention; Governmental Approvals.

(a) Neither the execution, delivery or performance of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby will, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the certificate of incorporation or bylaws of the Purchaser or Kidville or (ii) violate any Law or Order or other restriction of any Governmental Entity to which the Purchaser or Kidville may be subject.

(b) The execution and delivery of this Agreement and the Ancillary Agreements by the Purchaser and Kidville do not, and the performance of this Agreement and the Ancillary Agreements by the Purchaser and Kidville and the consummation of the transactions contemplated hereby and thereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity.

5.4   Authorized Securities.

(a) The Shares issuable to Sellers hereunder shall be duly authorized and, when issued in accordance with this Agreement, will be duly and validly issued, fully paid and non-assessable, free and clear of all Liens and shall not be subject to preemptive or similar rights of shareholders.

(b) The Shares will be issued pursuant to and in accordance with applicable U.S. and other applicable securities Laws and no filing with, consent or approval of any securities commission or regulatory authority in the United States or elsewhere is required in connection with the Merger.

5.5   Capitalization.  The authorized capital stock of Kidville on the date hereof consists of 225,000,000 shares of Common Stock and 25,000,000 shares of preferred stock, of which 89,799,920 shares of Common Stock, no shares of preferred stock and 1,851,706 Options are issued and outstanding.  All issued and outstanding shares of Kidville’s capital stock have been duly authorized and validly issued in compliance with applicable Laws, and are fully paid and nonassessable and free and clear of any and all Liens or third party rights and of any restrictions on transfer.

5.6   Compliance with Securities Laws.

(a) Purchaser has provided or made available to Sellers copies of each of the periodic reports and other documents filed by Kidville with the SEC.  Since January 1, 2005, Kidville has filed all reports, documents and other information required of it to be filed with the SEC (the “SEC Reports”).  The SEC Reports were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Reports.  None of Kidville’s subsidiaries is required to file any form, reports or other documents with the SEC.  No disclosure included in any of the SEC Reports included any statement that, when made or, if such SEC Reports were subsequently amended, when amended, contained an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances in which such statements were made, not materially misleading.

(b) Kidville has not been notified of any default or alleged default by Kidville under any requirement of securities and corporate Laws.  Kidville has not received any material comment letters that remain unresolved from any applicable securities commissions or stock exchanges with respect to any SEC Reports or any notice of investigation or similar notice from any such entities with respect to any such documents or otherwise.

(c) The financial statements of Kidville included in all filed or publicly available forms, reports, statements and documents since January 1, 2005 (the “Kidville Financial Statements”) comply in all material respects with applicable accounting requirements and all rules and regulations with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP, and fairly present, in all material respects, the financial condition, results of operations and cash flows of Kidville as of the dates, and for the periods, indicated therein, subject, in the case of unaudited statements, to normal, year-end audit adjustments.

(d) Except as and to the extent reflected, disclosed or reserved against in the latest audited financial statements included within the Kidville Financial Statements (including the notes thereto) or as set forth in Schedule 5.6(d), Kidville has not, since the date of such financial statements, incurred any liabilities, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets, financial condition of Kidville which are required by GAAP (consistently applied) to be disclosed in such financial statements or the notes thereto, other than trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice.

(e) Promptly following the expiration of the restrictions on transferability relating to the Shares set forth in the Lock-Up Agreement, and provided that at such time the Shares are no longer “restricted securities” as that term is defined in Rule 144 promulgated under the Securities Act or there is available another exemption from registration of the Shares under the Securities Act, the Kidville shall cause its counsel to issue an opinion, upon such counsel’s receipt of an opinion certificate confirming the facts and circumstances underlying such opinion, enabling the Sellers to have the legend described in Section 4.28(c) removed from the stock certificates representing the Shares.

5.7   Absence of Certain Changes or Events.  Since the date of the latest financial statements included within the forms, reports, statements and documents filed under or in accordance with securities Laws, except as disclosed:  (i) there has been no event, occurrence or development that, individually or in the aggregate, has resulted in a Material Adverse Effect on Kidville; and (ii) Kidville has not declared or made any dividend or distribution of cash or other property to its shareholders, or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock.

5.8   Litigation.  There is no pending or, to the Knowledge of the Purchaser or Kidville, threatened Action against or affecting the Purchaser Kidville which is material to the business, operations, assets or financial condition of Purchaser or Kidville or any of their respective properties or assets before any Governmental Entity.  Neither the Purchaser, Kidville nor any of their respective assets or properties is subject to any Order restraining, enjoining or otherwise prohibiting or making illegal any action by the Purchaser or Kidville, this Agreement or any of the transactions contemplated hereby.  No officer or director of the Purchaser or Kidville is a defendant in any Action commenced by any stockholder of the Purchaser or Kidville with respect to the performance of his or her duties as an officer or a director of the Purchaser or Kidville under any applicable Law.

5.9   Compliance with Laws.  To the Knowledge of Purchaser and Kidville, neither is in violation of, nor has either violated and, is neither is under investigation with respect to any possible violation of, and has not been threatened to be charged with any violation of, any Order or Law applicable to the Purchaser which could reasonably be expected to give rise to a Material Adverse Effect.

5.10   Board Recommendation.  The Purchaser’s board of directors, at a meeting duly called and held on November 3, 2008, unanimously (a) determined that this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby is fair to, and in the best interests of, the Purchaser, and (b) approved this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby.

5.11   Environmental Matters.  The Purchaser and Kidville each holds all permits, licenses and authorizations required under applicable Environmental Laws and is in compliance with all terms, conditions and provisions of all such permits, licenses and authorizations and all applicable Environmental Laws.  No Releases of Hazardous Materials have occurred at, from, in, to, on or under any property currently or formerly owned, operated or leased by the Purchaser or Kidville or any predecessor thereof and no Hazardous Materials are present in, on, about or migrating to or from any such property which could result in any Liability to the Sellers.  Neither the Purchaser, Kidville nor any predecessor thereof has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-site location which could result in any Liability to the Purchaser or Kidville.

5.12   Customers, Vendors and Suppliers.  There is no actual or, to the Knowledge of the Purchaser or Kidville, threatened termination, cancellation, limitation or any modification or change in business relationship of the Purchaser or Kidville with any customer or group of customers of its respective business.  Within the six-month period prior to the date hereof, neither the Purchaser not Kidville has not received any notice from any vendor or supplier of an item material to the Purchaser’s or Kidville’s business that such vendor or supplier will not continue to make deliveries on the same price, quality and delivery terms and conditions consistent with past practices of such vendor or supplier.

5.13   Foreign Corrupt Practices.  Neither any Purchaser, Kidville nor any director, officer, agent, employee or other Person acting on behalf of' either Purchaser or Kidville has, in the course of its actions for, or on behalf of Purchaser or Kidville (i) used any corporate funds for any unlawful contribution, gift, entertainment on other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of' any provision of the United States Foreign Corrupt Practices, kickback; or (iv) made other unlawful payment to any foreign or domestic government official or employee.

5.14   Disclosure.  No representation or warranty on the part of the Purchaser or Kidville contained in this Agreement, and no statement contained in any of the Schedules or in any certificate, list or other writing furnished to the Sellers pursuant to any provisions of this Agreement, including pursuant to Article VII hereof, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

5.15   Brokers’ Fees.  No agent, broker, finder, investment banker, financial advisor or other Person will be entitled to any fee, commission or other compensation in connection with any of the transactions contemplated by this Agreement on the basis of any act or statement made by the Purchaser or Kidville, any of its Affiliates, or any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of the Purchaser, Kidville or any such Affiliate.

ARTICLE VI
COVENANTS; ADDITIONAL AGREEMENTS

6.1   Stockholder Approval.  The Sellers, acting through their respective Boards, shall, as promptly as possible following the date hereof and in consultation with the Purchaser, take all action necessary in accordance with the California Corporation Law and its certificate of incorporation and bylaws to (a) obtain the Stockholder Approval and (b) include in the notice mailed to the Stockholder the unanimous recommendation of the Board that the Stockholder vote in favor of the approval and adoption of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby.

6.2   Notices and Consents.  Each of the Sellers will (a) give any notices to any Person in connection with the transactions contemplated hereby that the Purchaser reasonably may request, and (b) use its best efforts to obtain all consents to the performance by such Seller of its obligations under this Agreement or to the consummation of the transactions contemplated hereby as are required under any Contract to which such Seller is a party or by which any of its assets and properties are bound.  Each such consent shall:  (i) be in form and substance reasonably satisfactory to the Purchaser in its sole discretion, (ii) not be subject to the satisfaction of any condition that has not been satisfied or waived and (iii) be in full force and effect.

6.3   Operation of the Business.  Except as otherwise set forth herein or on Schedule 6.3, during the period commencing on the date hereof and ending on the Closing Date, the Sellers will not engage in any practice, take any action or enter into any transaction outside of the ordinary course of business consistent with past practice.  Without limiting the generality of the foregoing, the Sellers shall not take any action or enter into any transaction which would result in:

(a) any amendment or other modification of the certificate of incorporation or bylaws of either Seller;

(b) (i) any incurrence, assumption or guaranty by a Seller of any Indebtedness, (ii) any loan made by a Seller to any Person or (iii) any voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or waiver of any right of a Seller under, any Indebtedness of or owing to a Seller, other than (in the case of this clause (iii)) in the ordinary course of business in amounts and on terms consistent with past practice;

(c) any damage, destruction or other casualty Loss (whether or not covered by insurance) affecting the Business or any of the Assets;

(d) any revaluation in any material respect of any of the Assets;

(e) any material change in any pricing, investment, accounting, financial, reporting, inventory, credit or allowance practice or policy of a Seller;

(f) any (i) grant of, or agreement to grant under certain circumstances, any severance or termination pay to any director, officer or employee of a Seller, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of a Seller, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of a Seller;

(g) any cancellation, modification, termination or grant of a waiver of any provision of any Permit or Contract to which a Seller is a party, or any written or oral notification to a Seller that any party to any such arrangement intends to cancel or not renew such arrangement beyond its expiration date as in effect on the date hereof;

(h) any failure to pay or satisfy when due any obligation of a Seller;

(i) the making of any election with respect to Taxes or the settling or compromising of any Tax Liability;

(j) any acquisition or disposition of any business or any asset or property from or to any Person (whether by merger, consolidation or otherwise) by a Seller;

(k) any incurrence of any Lien, other than a Permitted Lien, on any of the Assets or any other material assets or properties of a Seller;

(l) the entering into of any settlement of any litigation affecting a Seller;

(m) the making of any capital expenditure or commitment for additions to property, plant or equipment to be used or held for use in the conduct of the Business;

(n) the entering into any transaction with any officer, director or Affiliate of a Seller; or

(o) the entering into of any agreement or commitment to do any of the foregoing.

The Sellers shall use their respective best efforts to preserve its existing relationships with all parties to the Assigned Contracts including, without limitation, authors, vendors, suppliers and customers, and to preserve the goodwill and value of the Concept.

6.4   Full Access.  Subject to the terms and conditions of the Non-Disclosure Agreement, the Sellers will permit the Purchaser, any of its Affiliates and any of their respective Representatives to have full access at all times, in a manner so as not to interfere unreasonably with the normal business operations of the Sellers, to all premises, properties, personnel, books, records (including Tax records), Contracts and documents of or pertaining to the Sellers.  Without limiting the immediately preceding sentence, in order to assure an orderly transition following the Closing, the Sellers agrees to make available to the Purchaser, at the Purchaser’s reasonable request: (a) computer-generated customer lists and recent sales history worldwide respecting the Assets, (b) copies of books, records and other data related to sales of the Concept, including without limitation royalty payments and rates and author advances and payments due under the Assigned Contracts, and (c) data relating to rights and permissions respecting the Concept, whether granted by or to the Sellers.

6.5   Notice of Developments.  Each party hereto will give prompt written notice to the other parties hereto of any event which could reasonably be expected to give rise to a Material Adverse Effect or could reasonably be expected to cause a breach of any of its representations, warranties, covenants or other agreements contained herein.  No disclosure by any party pursuant to this Section 6.5 shall be deemed to amend or supplement any Schedule, or to prevent or cure any misrepresentation, breach of warranty or breach of covenant or other agreement.

6.6   No Solicitation.  From and after the date of this Agreement, until the earlier of the Closing or the termination of this Agreement pursuant to Article VIII, the Stockholder and the Sellers shall not, and the Sellers shall cause their respective officers, directors, employees, agents, representatives, advisors and other stockholders not to, (a) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate the submission of any inquiry, proposal or offer from any Person relating to (i) any purchase, lease, pledge, license or other acquisition of any of the assets of the Sellers or of any capital stock or options of, or other equity interests in, the Sellers, whether by any merger, consolidation, business combination, asset sale, stock issuance, recapitalization, reorganization, liquidation, dissolution or any other transaction (other than the transactions contemplated hereby), or (ii) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or delay the transactions contemplated hereby or which would or could reasonably be expected to dilute the benefits to the Purchaser of the transactions contemplated hereby (collectively, “Transaction Proposals”), (b) agree to or endorse any Transaction Proposal, or (c) enter into or participate in any discussions or negotiations regarding any Transaction Proposal, or furnish to any other Person any information with respect to any Transaction Proposal or the Business, or otherwise cooperate in any way with, or assist, participate in, facilitate or encourage, any effort or attempt by any other Person to submit or otherwise act in furtherance of a Transaction Proposal.  Without limiting any of the foregoing provisions of this Section 6.6, it is understood that any violation of the restrictions set forth in this Section 6.6 by any stockholder (other than either Stockholder), director or executive officer of either of the Sellers or by any investment banker, financial adviser, attorney, accountant or other Representative of either of the Sellers shall be deemed to be a breach of this Section 6.6 by the Sellers.

6.7   Employees.

(a) Hiring of Employees.  Kidville shall offer employment as of the Closing Date to those Employees of the Sellers set forth on Schedule 6.7(a) on terms and conditions determined by the Purchaser, but with initial compensation (whether salary or hourly) at no less than what they are currently receiving from Seller.  Prior to the date hereof, the Sellers have provided the Purchaser reasonable access to the Employees and, to the extent permitted by applicable Law, such information regarding such Employees as is contained in personnel records, for purposes of permitting the Purchaser to determine which Employees to offer to employ.  All such Employees who accept such offer of employment and thereafter commence work with the Purchaser are referred to herein as “Transferred Employees”.

(b) Liabilities.  The Sellers shall each retain, and the Purchaser shall have no responsibility for, any and all Liabilities that have arisen or may arise with respect to (i) any Benefit Plan, (ii) any Employee or former employee who is not a Transferred Employee, and (iii) any Transferred Employee to the extent attributable to events or circumstances occurring or existing on or prior to the Closing Date (including Liabilities relating to stay or severance payments).

(c) Welfare Claims.  Without limiting the scope of Section 6.7(b), the Sellers shall each retain and be responsible for (i) claims for workers compensation or for the type of benefits described in section 3(1) of ERISA (whether or not covered by ERISA) that are incurred on or prior to the Closing Date by Transferred Employees, and (ii) claims relating to COBRA coverage attributable to “qualifying events” occurring on or prior to the Closing Date with respect to any Transferred Employees and their beneficiaries and dependents.  The Purchaser shall be solely responsible for (x) disability benefits and workers compensation benefits for Transferred Employees for claims incurred after the Closing Date, and (y) claims relating to COBRA coverage attributable to “qualifying events” occurring after the Closing Date with respect to Transferred Employees and their beneficiaries and dependents.  For purposes of this Section 6.7(c), a medical or dental claim shall be considered incurred when the medical services are rendered or medical supplies are provided, and not when the condition arose; provided, however, that claims relating to a hospital confinement that commences on or prior to the Closing Date but continues thereafter shall be treated as incurred on or prior to the Closing Date.  A disability or workers compensation claim shall be considered incurred on or prior to the Closing Date if the injury or condition giving rise to the claim occurs on or prior to the Closing Date.

(d) Certain Benefits.  The Sellers shall each provide each Transferred Employee with the following:  (i) full vesting of any award or benefit under any Benefit Plan where such vesting was otherwise conditioned upon the future performance of services with either Seller, including under any Benefit Plan that is intended to be tax-qualified under section 401(a) of the Code and under any related non-qualified plan, (ii) payment, on or before the Closing Date, of any annual bonus award that such employee would have earned under the Sellers’ respective bonus programs for the fiscal year in which the Closing occurs, assuming maximum performance was achieved, but prorated to reflect the portion of the year actually worked for such Seller, as set forth on Schedule 6.7(d), and (iii) payment, on or before the Closing Date hereof, of any accrued but unused vacation days, as set forth on Schedule 6.7(d).

(e) No Employee Rights; Termination or Modification of Plans.  Nothing in this Section 6.7, express or implied, shall confer upon any Employee, or any legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement.  Nothing in this Section 6.7, expressed or implied, shall be construed to prevent the Purchaser from terminating or modifying to any extent or in any respect any benefit plan that the Purchaser may establish or maintain.

6.8   Tax Matters.

(a) The Sellers shall each, and shall cause their respective Affiliates to, provide the Purchaser with such cooperation, assistance and information as it may reasonably request in respect of Taxes relating to the Assets, the preparation of any Tax Return, including Returns relating to Transfer Taxes, amended Tax Returns or claim for refund in respect of the Assets, or the participation in or conduct of any audit or other examination by any Taxing Authority or judicial or administrative proceeding relating to liability for Taxes relating to the Assets.  Such cooperation and information shall include (i) providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by taxing authorities and relevant records concerning the ownership and Tax basis of property, which the Sellers may possess or control, and (ii) making employees or agents available on a mutually convenient basis to provide explanations of any documents or information provided.  For a period that is equal to the longer of (x) six years and (y) the expiration of all relevant statutes of limitation, the Sellers shall retain all relevant tax documents, including prior years’ Tax Returns, supporting work schedules and other records or information that may be relevant to such Tax Returns and shall not destroy or otherwise dispose of any such records without the prior written consent of the Purchaser.

(b) All applicable Transfer Taxes imposed in connection with this Agreement and the transactions contemplated hereby shall be borne by the Sellers, and the Sellers and the Stockholder shall jointly and severally indemnify, defend, and hold harmless the Purchaser and its Affiliates with respect to such Transfer Taxes.  The Sellers and the Purchaser shall file all necessary documentation and Tax Returns with respect to such Transfer Taxes.

(c) The Sellers acknowledge and agree that the purchase of the Assets hereunder is an “applicable asset acquisition” within the meaning of section 1060(c) of the Code.

6.9   Corporate Name.  After the Closing, neither of the Sellers nor any of their respective current or future Affiliates will use or operate under a name including the terms “JWT”, “JW Tumbles” or any variation or modification thereof.  As soon as possible following the Closing, the Sellers and the Stockholder will take all actions necessary to cause the name of each of the Seller and each Affiliate of either of them, the name of which contains the name “JWT”, “JW Tumbles” or any variation or modification thereof, to be changed to a name that is not similar to or in any manner subject to confusion with its present name.

6.10   Confidentiality.  From and after the Closing Date, the Sellers and the Stockholder shall, and shall cause their Affiliates and their respective officers, directors, employees and advisors (collectively, the “Recipients”) to, keep confidential any information relating to the Assets or the Business, except for any such information that (a) is available to the public on the Closing Date, (b) thereafter becomes available to the public other than as a result of a disclosure by the Sellers, the Stockholder or any of their respective Recipients, or (c)

is or becomes available to the Sellers, the Stockholder or any of their respective Recipients on a non-confidential basis from a source that to the Sellers’ or such Stockholder’s or Recipient’s knowledge, as applicable, is not prohibited from disclosing such information to the Sellers or Stockholder or Recipient by a legal, contractual or fiduciary obligation to any other Person.  Should either Seller, any Stockholder or any such Recipient be required to disclose any such information in response to an Order or as otherwise required by Law or administrative process, it or he shall inform the Purchaser in writing of such request or obligation as soon as possible after the Sellers or Stockholder or Recipient, as applicable, is informed of it and, if possible, before any information is disclosed, so that a protective order or other appropriate remedy may be obtained by the Purchaser.  If either Seller or the Stockholder or Recipient is obligated to make such disclosure, it shall only make such disclosure to the extent to which it is so obligated, but not further or otherwise.

6.11   Further Assurances; Post-Closing Cooperation.

(a) At any time or from time to time after the Closing, at the Purchaser’s request and without further consideration, the Sellers shall execute and deliver to the Purchaser such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as the Purchaser may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to the Purchaser, and to confirm the Purchaser’s title to, all of the Assets, and, to the full extent permitted by Law, to put the Purchaser in actual possession and operating control of the Assets and to assist the Purchaser in exercising all rights with respect thereto, and otherwise to cause the Sellers to fulfill its obligations under this Agreement and the Ancillary Agreements.

(b) Subject to Section 6.8(a), following the Closing, each party hereto will afford the other parties, their counsel and their accountants, during normal business hours, reasonable access to the books, records and other data relating to the Business in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party in connection with (i) the determination or enforcement of rights and obligations under this Agreement or the Ancillary Agreements, (ii) compliance with the requirements of any Governmental or Regulatory Authority, (iii) the determination or enforcement of the rights and obligations of any Indemnified Party or (iv) in connection with any actual or threatened Action.  Subject to Section 6.8(a), for a period extending six years after the Closing Date, no party hereto shall destroy or otherwise dispose of any such books, records and other data unless such party shall first offer in writing to surrender such books, records and other data to the other parties hereto and such other parties shall not agree in writing to take possession thereof during the ten-day period after such offer is made.  Notwithstanding anything to the contrary contained in this Section 6.11(b), if the parties hereto are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records in accordance with Section 6.11(b) shall be subject to applicable rules relating to discovery.

(c) Following the Closing, (i) the Sellers shall promptly remit to the Purchaser any checks, cash, payments, mail or other communications relating to the Assets and the Assumed Liabilities that are received by the Sellers after the Closing, and (ii) the Purchaser shall promptly remit to the appropriate Seller any checks, cash, payments, mail or other communications relating to the Excluded Assets or Retained Liabilities that are received by the Purchaser after the Closing.

6.12   Delivery.  Within ten Business Days following the Closing Date, the Sellers shall, and shall cause or instruct any third party in possession of any Assets to, make available to the Purchaser at the location(s) where the Business is currently operated by Sellers, at the Sellers’ expense and in accordance with the Purchaser’s instruction, the Assets, including (a) the Assigned Contracts, (b) editorial, production (including photoscans, illustrations files, typesetting files, files for custom published products and other work-in-process materials), manufacturing, subsidiary rights, correspondence and permission files, (c) computer-generated customer lists and recent sales history worldwide, (d) copyright and trademark registration certificates and any related application files, (e) books, records and other data related to the Concept, including records relating to sales of products and services, royalty payments and advances and payments due under the Assigned Contracts, (f) a schedule and copies of all rights and permissions respecting the Business, whether granted by or to the Sellers, and (g) the Inventory.

6.13   Refunds and Returns.  The Sellers shall accept returns of all products sold and shipped by it prior to the Closing Date and the Sellers shall pay refunds to the Purchaser’s customers in connection therewith and for services performed prior to the Closing Date in accordance with the Sellers’ return policies attached as Schedule 4.27(b) hereto.  The Purchaser shall forward to the Sellers any return of any product received by the Purchaser but sold and shipped by the Sellers prior to the Closing Date and the Sellers shall pay any refunds in connection therewith.  In the event that it is unclear as to whether a the Liability relative to a refund or return should be borne by the Sellers or Purchaser, the Purchaser shall (1) first consult with the Sellers and obtain its comments and input as to whether such products or services were sold and shipped or performed prior to the Closing Date by the Sellers or after the Closing Date by the Purchaser, and (2) after having obtained the Sellers’ comments and input, allocate the Liability in a good faith manner, taking into account all reasonable comments and input of the Sellers. The Purchaser may also, at the request of the Sellers, contact the customer(s) requesting a refund to obtain its comments and input.

6.14   Work-in-Process.  Promptly following the Closing Date, the Sellers will request all vendors or other suppliers who are currently performing or who have performed work of any kind in connection with the Concept, including without limitation the vendors and suppliers set forth on Schedule 4.27(a), in each case for which the Sellers will remain liable pursuant to Section 2.3, to submit bills to the Sellers for the amounts payable by the Sellers pursuant to Section 2.3.

6.15   Noncompetition.

(a) The Sellers covenant and agree that for the five-year period immediately following the Closing Date it will refrain from, directly or indirectly through any Subsidiary, Affiliate, partnership, joint venture or agent, for its own account or as an owner, stockholder, operator, manager, advisor or consultant of or to any Person:  (i) employing, engaging or seeking to employ or engage any Transferred Employee(s) or any other Person who at or prior to the Closing had been an employee of either Seller, the Purchaser or any of their respective

Affiliates, unless such employee (A) resigns voluntarily (without any solicitation from either Seller or any of their respective Affiliates) or (B) is terminated by the Purchaser or any of its Affiliates after the Closing Date; (ii) participating or engaging in (other than through the ownership of 5% or less of any class of securities registered under the Exchange Act), or otherwise lending assistance (financial or otherwise) to any Person participating or engaged in, any of the lines of business which comprised the Business on the Closing Date in any jurisdiction in which the Sellers participated or engaged in such lines of business on the Closing Date; or (iii) otherwise competing with the Business as conducted by the Purchaser anywhere in the United States.

(b) The parties hereto recognize that the Laws and public policies of various jurisdictions may differ as to the validity and enforceability of covenants similar to those set forth in this Section 6.15.  It is the intention of the parties that the provisions of this Section 6.16 be enforced to the fullest extent permissible under the Laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such Laws or policies) of any provisions of this Section 6.15 shall not render unenforceable, or impair, the remainder of the provisions of this Section 6.15.  Accordingly, if at the time of enforcement of any provision of this Section 6.15 a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area reasonable under such circumstances will be substituted for the stated period, scope or geographical area and that such court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and geographical area permitted by Law.

6.16           Financial Support of the Business Post-Closing.   In support of the Business, Purchaser agrees to make $250,000 available to the operation of the Business.

ARTICLE VII
CONDITIONS TO OBLIGATION TO CLOSE

7.1   Conditions to Closing by the Purchaser.  The obligation of the Purchaser to effect the transactions contemplated hereby is subject to the satisfaction or waiver by the Purchaser of each of the following conditions:

(a) The representations and warranties of the Sellers and the Stockholder set forth in this Agreement shall be true and correct in all material respects, with respect to representations and warranties not qualified by materiality, or in all respects, with respect to representations and warranties qualified by materiality, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

(b) The Sellers and the Stockholder shall have performed in all material respects the covenants required to be performed by them under this Agreement at or prior to the Closing Date.

(c) The board of directors of the Purchaser shall have approved this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby.

(d) This Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall have been approved by the Board and shall have received Stockholder Approval.

(e) The Sellers shall have delivered to the Purchaser all consents to the performance by the Sellers of their obligations under this Agreement and the Ancillary Agreements or to the consummation of the transactions contemplated hereby and thereby as are required under any Contract to which the Sellers are a party or by which any of its assets or properties are bound, including those Contracts listed on Schedule 7.1(e).  Each such consent shall:  (i) be in form and substance satisfactory to the Purchaser in its sole discretion, (ii) not be subject to the satisfaction of any condition that has not been satisfied or waived and (iii) be in full force and effect.

(f) Since the date hereof, there shall not have been any event, occurrence or development that has caused, or could reasonably be expected to cause, a Material Adverse Effect.

(g) Each of the Sellers and the Stockholder shall have executed and delivered each of the Ancillary Agreements to which it is a party.

(h) There shall be no effective or pending Law or Order that would prohibit the Closing, and the Sellers and the Stockholder shall have obtained all necessary approvals of any Governmental Entities in connection with the transactions contemplated hereby and by the Ancillary Agreements.

(i) The Sellers shall have delivered to the Purchaser a duly completed and executed certification pursuant to Section 1.445-2 of the Treasury regulations certifying that neither Seller is a foreign person.

(j) The Sellers shall have delivered to the Purchaser an opinion of its counsel in the form attached hereto as Exhibit G.

(k) The Purchaser shall have received releases and UCC-3 termination statements, in each case in recordable form, from all Persons holding Liens on the Assets.

(l) The Sellers shall have delivered each of the items described in Section 3.2.

(m) The Stockholder and Kidville shall have entered into an employment agreement, the terms of which being acceptable to Kidville.

7.2   Conditions to Closing by the Sellers.  The obligation of the Sellers to effect the Transactions is subject to the satisfaction or waiver by the Sellers of each of the following conditions:

(a) The representations and warranties of the Purchaser set forth in this Agreement shall be true and correct in all material respects, with respect to representations and warranties not qualified by materiality, or in all respects, with respect to representations and warranties qualified by materiality, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

(b) The Purchaser shall have performed in all material respects the covenants required to be performed by it under this Agreement at or prior to the Closing Date.

(c) This Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall have received Stockholder Approval.

(d) The Purchaser shall have executed and delivered each of the Ancillary Agreements to which it is a party.

(e) The board of directors of the Purchaser shall have approved this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby.

(f) There shall be no effective or pending Law or Order that would prohibit the Closing, and the Purchaser shall have obtained all necessary approvals of any Governmental Entities in connection with the transactions contemplated hereby and by the Ancillary Agreements.

(g) The Purchaser shall have delivered each of the items described in Section 3.3.

(h) The Stockholder and Kidville shall have entered into an employment agreement, the terms of which being acceptable to the Stockholder.

ARTICLE VIII
TERMINATION

8.1   Termination of Agreement.  Any party hereto may terminate this Agreement prior to the Closing by written notice to the other party hereto as follows:

(a) by mutual written consent at any time prior to the Closing;

(b) by either the Purchaser or the Sellers, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated hereby and such Order or other action shall have become final and nonappealable;

(c) by either the Purchaser or the Sellers, if the transactions contemplated hereby shall not have been consummated on or before the date that is 120 days following the date hereof (other than due to the failure of the party seeking to terminate this Agreement to perform any obligations under this Agreement required to be performed at or prior to the Closing or to satisfy any Closing condition);

(d) by the Purchaser, if any Seller or Stockholder shall have breached any of its or his representations and warranties or any covenant or other agreement to be performed by it or him and such breach is incapable of being cured or is not cured within ten days of receipt of written notice thereof from the Purchaser; or

(e) by the Sellers, if the Purchaser shall have breached any of its representations and warranties or any covenant or other agreement to be performed by it and such breach is incapable of being cured or is not cured within ten days of receipt of written notice thereof from the Sellers.

8.2   Effect of Termination.  In the event of termination of this Agreement by either the Sellers or the Purchaser as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any Liability on the part of the Purchaser, the Sellers or the Stockholder; provided, however, that the provisions of Article IX, Article X, this Section 8.2 and the Non-Disclosure Agreement shall survive any termination hereof pursuant to Section 8.1.  Nothing contained in this Section 8.2 shall relieve any party hereto of Liability that it may have for any breach of any representation, warranty, covenant or agreement set forth in this Agreement prior to any termination pursuant to Section 8.1. Notwithstanding anything in this Agreement to the contrary, if this Agreement shall be terminated pursuant to Section 8.1(d), the Sellers shall reimburse the Purchaser for all reasonable out-of-pocket costs and expenses, including the reasonable fees and expenses of investment banks, accountants, legal counsel and other Representatives incurred by the Purchaser in connection with this Agreement or the transactions contemplated hereby, and the expenses of any litigation incurred in connection with collecting the fees and other amounts provided for in this Section.

ARTICLE IX
INDEMNIFICATION

9.1   Indemnification Obligations.

(a) Indemnification by the Sellers and the Stockholder.  The Sellers and the Stockholder shall, jointly and severally, indemnify, defend and hold harmless the Purchaser and its officers, directors, employees, agents and Affiliates against any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to (i) any misrepresentation or breach of representation or warranty on the part of either Seller or the Stockholder contained in this Agreement, (ii) any nonfulfillment of or failure to perform any covenant or agreement on the part of either Seller or the Stockholder contained in this Agreement and (iii) in the event that the Closing occurs, the Retained Liabilities.

(b) Indemnification by the Purchaser and Kidville.  The Purchaser and Kidville shall indemnify, defend and hold harmless the Sellers and its officers, directors, employees, agents and Affiliates and the Stockholder, against any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to (i) any misrepresentation or breach of representation or warranty on the part of the Purchaser or Kidville contained in this Agreement, (ii) any nonfulfillment of or failure to perform any covenant or agreement on the part of the Purchaser or Kidville contained in this Agreement and (iii) in the event that the Closing occurs, the Assumed Liabilities, including, but not limited to, the personal guaranties signed by Ash Robinson and Melissa Woods for the Carmel Valley location and by Ash Robinson and Heather Erickson for the Point Loma location.

9.2   Method of Asserting Claims.  Claims for indemnification by an Indemnified Party under Section 9.1 will be asserted and resolved as follows:

(a) Third-Party Claims.  In the event that any claim or demand in respect of which an Indemnified Party might seek indemnification under Section 9.1 is asserted against or sought to be collected from such Indemnified Party by a Person other than the Sellers, the Stockholder, the Purchaser or any of their respective Affiliates (a “Third-Party Claim”), the Indemnified Party shall deliver a Claim Notice with reasonable promptness to the Indemnifying Party.  If the Indemnified Party fails to provide the Claim Notice with reasonable promptness after the Indemnified Party receives notice of such Third-Party Claim, the Indemnifying Party will not be obligated to indemnify the Indemnified Party with respect to such Third-Party Claim to the extent that the Indemnifying Party’s ability to defend is actually prejudiced by such failure of the Indemnified Party.  The Indemnifying Party will notify the Indemnified Party as soon as practicable within the Dispute Period whether the Indemnifying Party accepts or disputes its liability to the Indemnified Party under Section 9.1 and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third-Party Claim.

(i) Defense by Indemnifying Party.  If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third-Party Claim pursuant to this Section 9.2, then the Indemnifying Party will have the right to defend, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, such Third-Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted or defended by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party (but only with the prior written consent of the Indemnified Party in its sole discretion in the case of any settlement that provides for any relief other than the payment of monetary damages or that provides for the payment of monetary damages as to which the Indemnified Party will not be indemnified in full pursuant to Section 9.1).  Subject to the immediately preceding sentence, the Indemnifying Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that (A) the Indemnified Party may, at the cost and expense of the Indemnifying Party, at any time prior to the Indemnifying Party’s delivery of the notice referred to in the first sentence of this Section 9.2(a)(i), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests and (B) the Sellers, in their capacity as the Indemnifying Party, shall not settle or compromise any Third-Party Claim that relates to Taxes if such settlement or compromise would result in any Tax detriment to the Purchaser or any of its Affiliates without the prior written consent of the Indemnified Party.  If requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnifying Party in contesting any Third-Party Claim that the Indemnifying Party elects to contest.  Notwithstanding anything else contained in this Section 9.2(a)(i), the Purchaser shall defend and control, pursuant to Section 9.2(a)(ii), any Third-Party Claim that relates to Taxes for which it may be the Indemnified Party.

(ii) Defense by Indemnified Party.  If the Indemnifying Party fails to notify the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Third-Party Claim, if the Indemnifying Party gives such notice but any time thereafter fails to prosecute or defend vigorously and diligently or settle the Third-Party Claim, or if the Indemnifying Party fails to give any notice whatsoever within the Dispute Period, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party (including, with respect to Tax matters, internal costs and expenses of the Purchaser, as the Indemnified Party), the Third-Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnified Party in good faith or will be settled at the discretion of the Indemnified Party.  The Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnified Party and its counsel in contesting any Third-Party Claim which the Indemnified Party is contesting.  Notwithstanding the foregoing provisions of this Section 9.2, if the Indemnifying Party has notified the Indemnified Party within the Dispute Period that the Indemnifying Party disputes its liability hereunder to the Indemnified Party with respect to such Third-Party Claim and if such dispute is resolved in all respects in favor of the Indemnifying Party in the manner provided in Section 9.2(a)(iii), the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party’s defense pursuant to this Section 9.2 or of the Indemnifying Party’s participation therein at the Indemnified Party’s request.  The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 9.2, and the Indemnifying Party will bear its own costs and expenses with respect to such participation.

(iii) Acceptance by Indemnifying Party.  If the Indemnifying Party notifies the Indemnified Party that it accepts its indemnification liability to the Indemnified Party with respect to the Third-Party Claim under Section 9.1 or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Third-Party Claim, the Loss identified in the Claim Notice will be conclusively deemed a liability of the Indemnifying Party under Section 9.1 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand.  If the Indemnifying Party timely disputes its liability with respect to such Third-Party Claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction.

(b) Non-Third Party Claims.  In the event any Indemnified Party should have a claim under Section 9.1 against any Indemnifying Party that does not involve a Third-Party Claim, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party.  The failure or delay by any Indemnified Party to give the Indemnity Notice shall not impair such party’s rights hereunder except to the extent that the Indemnifying Party is actually prejudiced by such failure or delay.  If the Indemnifying Party notifies the

Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the Loss identified in the Indemnity Notice will be conclusively deemed a liability of the Indemnified Party under Section 9.1 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand.  If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction.

9.3   Further Items Relating to Indemnification.  Notwithstanding the foregoing, the right of any Indemnified Party to indemnification under this Article IX shall be subject to the following terms:

(a) For purposes of indemnification under this Article IX only, all qualifications as to materiality or Material Adverse Effect contained in any representation or warranty shall be disregarded.

(b) No party hereto shall be required to indemnify or hold harmless any Person with respect to (i) any claim for indemnification pursuant to Sections 9.1(a) or 9.1(b), unless and until the Indemnified Parties’ aggregate Losses in respect of all such claims exceed $10,000.

(c) In the event that the Closing occurs, the aggregate liability of the Sellers and the Stockholder pursuant to clauses (i) and (ii) of Section 9.1(a) on the one hand, and the Purchaser pursuant to clauses (i) and (ii) of Section 9.2(b) on the other hand, for claims for indemnification under this Article IX shall not exceed the Purchase Consideration.

(d) Any indemnity payment made under this Agreement following the Closing shall be treated by the parties hereto as a purchase price adjustment, and the parties agree to report such payments consistent therewith.

ARTICLE X
MISCELLANEOUS

10.1   Survival.  Notwithstanding any right of the Purchaser (whether or not exercised) to investigate the affairs of the Sellers or the accuracy of the representations and warranties of the Sellers and the Stockholder (or of the Sellers to investigate those of the Purchaser) contained in this Agreement or the waiver of any condition to Closing, each of the Purchaser (with respect to the Sellers and the Stockholder) and the Sellers (with respect to the Purchaser) has the right to rely fully upon the representations, warranties, covenants and agreements of the other contained in this Agreement.  The representations, warranties, covenants and agreements of the parties contained in this Agreement and the Ancillary Agreements and any certificate or other document provided hereunder or thereunder will terminate at the Closing, except that (a) the representations and warranties made in Articles IV and V shall survive in full force and effect until the third anniversary of the Closing Date; provided, however, that (i) the representations and warranties made in Sections 4.1, 4.3 and the first sentence of Section 4.22 shall survive indefinitely and (ii) the representations and warranties made in Sections 4.10, 4.17 and 4.20 shall survive until the sixtieth day immediately following the expiration of all applicable statutes of limitation; (b) the covenants and agreements made in this Agreement or any of the Ancillary Agreements that are to be performed or that relate in whole or in part to periods subsequent to the Closing Date and that do not, by their terms, expire on a date certain, shall survive in full force and effect until the sixtieth day immediately following the expiration of all applicable statutes of limitation and, otherwise, indefinitely; (c) the covenants and agreements in Article II shall survive in full force and effect until such time as they are fully complied with; and (d) the covenants and agreements made in this Agreement or any of the Ancillary Agreements that are to be performed or that relate in whole or in part to periods subsequent to the Closing Date and that, by their terms expire on a date certain, shall survive until such date certain; provided, that any representation, warranty, covenant or agreement that would otherwise terminate in accordance with this sentence will continue to survive if a Claim Notice or Indemnity Notice (as applicable) shall have been timely given under Article IX on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in Article IX, but only with respect to matters described in such Claim Notice or Indemnity Notice.

10.2   Press Releases and Public Announcement.  Neither the Purchaser, the Sellers nor either Stockholder shall issue any press release or make any public announcement or, prior to the Closing, any general announcement to the Employees or the Sellers’ customers, relating to this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby without the prior review and written approval of the Sellers, in the case of the Purchaser, or the Purchaser, in the case of the Sellers or the Stockholder; provided, however, that if such release or announcement is required by Law or stock exchange or self-regulatory organization regulation or rule in order to discharge the disclosure obligations of the Purchaser, the Sellers or the Stockholder and it or he is unable after good faith efforts to obtain timely the approval of the Sellers or the Purchaser, as the case may be, then it may make or issue the legally required release or announcement and promptly furnish the Sellers or the Purchaser, as the case may be, with a copy thereof.

10.3   No Third-Party Beneficiaries.  The terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective successors and permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person, except for any Person entitled to indemnity under Article IX or Section 10.17.

10.4   Entire Agreement.  This Agreement (including the Exhibits and the Schedules hereto), the Ancillary Agreements and the Non-Disclosure Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede any prior understandings, agreements or representations by or between the parties hereto, written or oral, with respect to such subject matter.

10.5   Succession and Assignment.  Subject to the next sentence, this Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns.  No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the Sellers, in the case of Purchaser, or the Purchaser, in the case of the Sellers and the Stockholder, except that the Purchaser may assign this Agreement or any of its rights, interests or obligations hereunder to any Affiliate of the Purchaser or to any post-Closing purchaser of the Business or a substantial part of the Assets without such approval.

10.6   Drafting.  The parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

10.7   Notices.  All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if (a) delivered personally against written receipt, (b) sent by facsimile transmission, (c) mailed by registered or certified mail, postage prepaid, return receipt requested, or (d) mailed by reputable international overnight courier, fee prepaid, to the parties hereto at the following addresses or facsimile numbers:

If to the Sellers, to:

JWT Kids, Inc.
312 South Cedros Avenue, Suite 329
San Diego, California 92075
Facsimile:        (858) 794-0398
Attention:       Ash Robinson

and:

JWT IP, Inc.
312 South Cedros Avenue, Suite 329
San Diego, California 92075
Facsimile:        (858) 794-0398
Attention:       Ash Robinson

with a copy to:

Schwartz Semerdjian Haile Ballard & Cauley LLP
101 West Broadway, Suite 810
San Diego, California 92101
Facsimile:        (619) 236-8827
Attention:       Ross J. Schwartz, Esq.

If to the Stockholder, to:

Ash Robinson
312 South Cedros Avenue, Suite 329
San Diego, California 92075
Facsimile:        (858) 794-0398

with a copy to:

Schwartz Semerdjian Haile Ballard & Cauley LLP
101 West Broadway, Suite 810
San Diego, California 92101
Facsimile:        (619) 236-8827
Attention:       Ross J. Schwartz, Esq.

If to the Purchaser, to:

Kidville JWT
163 East 84th Street
New York, New York 10028
Facsimile:        212-772-9010
Attention:       Andy Stenzler

with a copy to:

Markowitz & Roshco, LLP
530 Fifth Avenue, 23rd Floor
New York, New York 10036
Facsimile:        212-944-7630
Attention:       Seth P. Markowitz

If to Kidville, to:

Kidville, Inc.
163 East 84th Street
New York, New York 10028
Facsimile:        212-772-9010
Attention:       Andy Stenzler

with a copy to:

Markowitz & Roshco, LLP
530 Fifth Avenue, 23rd Floor
New York, New York 10036
Facsimile:        212-944-7630
Attention:       Seth P. Markowitz

All such notices, requests and other communications will be deemed given, (w) if delivered personally as provided in this Section 10.7, upon delivery, (x) if delivered by facsimile transmission as provided in this Section 10.7, upon confirmed receipt, (y) if delivered by mail as provided in this Section 10.7, upon the earlier of the fifth Business Day following mailing and receipt, and (z) if delivered by overnight courier as provided in this Section 10.7, upon the earlier of the second Business Day following the date sent by such overnight courier and receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 10.7).

Any party hereto may change the address to which notices, requests and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner set forth herein.

10.8   Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of New York.

10.9   CONSENT TO JURISDICTION AND SERVICE OF PROCESS.  EACH OF THE PARTIES HERETO CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK IN THE STATE OF NEW YORK AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE LITIGATED IN SUCH COURTS.  EACH OF THE PARTIES HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH OF THE PARTIES HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT THE ADDRESS SPECIFIED IN THIS AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE 15 CALENDAR DAYS AFTER SUCH MAILING.  NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF EITHER PARTY HERETO TO SERVE ANY SUCH LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.10   WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO.

10.11   Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless such amendment is in writing and signed by the Purchaser and the Sellers.  No waiver by any party hereto of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.  No waiver shall be valid unless such waiver is in writing and signed by the party against whom such waiver is sought to be enforced.

10.12   Severability.  If any provision of this Agreement is held to be under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such provision or its severance herefrom and (d) in lieu of such  provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such provision as may be possible.

10.13   Expenses.  Except as otherwise expressly set forth herein, each of the parties hereto will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, whether or not the transactions contemplated hereby and thereby are consummated.

10.14   Exhibits and Schedules.  The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.  No information contained in any particular Schedule shall be deemed to be contained in any other Schedule unless expressly included therein (by cross-reference or otherwise).

10.15   Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy available to them at law or equity.

10.16   No Successor Liability.  The Purchaser shall not be considered a successor to either Seller, any of their respective Affiliates or any of their respective predecessors by reason of any theory of Law or equity.

10.17   Bulk Sales Laws.  The parties hereto hereby waive compliance with the bulk sales Laws of any jurisdiction in which any of the Assets are located or in which any operations relating to the Business are conducted.  The Sellers and the Stockholder shall indemnify the Purchaser and its officers, directors, employees, agents and Affiliates in respect of, and hold each of them harmless from and against, any and all Losses suffered, occurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to the failure of the Sellers to comply with the terms of any such provisions applicable to the transactions contemplated by this Agreement.

10.18   Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

10.19   Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

KIDVILLE JWT, LLC

By:           /s/ Andy Stenzler
Name:      Andy Stenzler
Title:        Chief Executive Officer

KIDVILLE INC.

By:           /s/ Andy Stenzler
Name:      Andy Stenzler
Title: Chief Executive Officer

JWT KIDS, INC.

By:           /s/ Ash Robinson
Name:      Ash Robinson
Title:        President

JWT KIDS, INC.

By:           /s/ Ash Robinson
Name:      Ash Robinson
Title:        President

/s/ Ash Robinson
ASH ROBINSON

EXHIBITS

Exhibit A                               Form of Escrow Agreement

Exhibit B                                Form of Bill of Sale and General Assignment

Exhibit C                                Form of Assumption Agreement

Exhibit D                                Form of Domain Name Assignment

Exhibit E                                Form of Trademark Assignment

Exhibit F                                Form of Copyright Agreement

Exhibit G                                Form of Legal Opinion of the Sellers’ Counsel

Exhibit H                                Form of Non-Compete Agreement

Exhibit I                                 Form of Lock-up Agreement

Exhibit J                                 Form of Assignment of Membership Interest